SCHEDULE 14A
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                                                      |X|
Filed by a Party other than the Registrant                                   | |
Check the appropriate box:

|X|  Preliminary Proxy Statement

| |  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)

| |  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to Section 240-14a-11(c) or Section 240-14a-12

                           Marlton Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)       Title of each class of securities to which transaction applies:

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     2)       Aggregate number of securities to which transaction applies:

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     3)       Per unit price or other underlying value of transaction
              computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              ------------------------------------------------------------------

     4)       Proposed maximum aggregate value of transaction:

              ------------------------------------------------------------------

     5)       Total fee paid:

              ------------------------------------------------------------------

| |  Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)       Amount Previously Paid:
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     2)       Form, Schedule or Registration Statement No.:
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     3)       Filing Party:
                            ----------------------------------------------------

     4)       Date Filed:
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                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2005
                                     9:00 AM

Dear Shareholder:

         We strongly encourage your attendance and participation at a Special Meeting of Shareholders of Marlton Technologies, Inc., which will be held in the Pennsylvania Suite of the Doubletree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on Monday, December 19, 2005, commencing at 9:00 AM to consider and vote upon the following matters:

                  1. a proposal to amend the Articles of Incorporation to effect a 1 for 5,000 reverse stock split of the Company's class of Common Stock; and

                  2. the transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.

         As a result of the reverse stock split if approved, (i) each shareholder holding fewer than 5,000 shares of the Company's Common Stock will receive $1.25 per share in cash from the Company and will cease to be a Marlton shareholder; (ii) each shareholder holding greater than 5,000 shares of the Common Stock will receive one share for every 5,000 shares they own and will receive $1.25 in cash for each share that would otherwise be converted into a fractional share as a result of the proposed reverse stock split; and (iii) the number of shareholders of record of the Company will decrease to fewer than 300 holders so that the Company can deregister its Common Stock as a class under the Securities Exchange Act of 1934, and terminate the Company's public reporting obligation with the Securities and Exchange Commission.

         We have enclosed a proxy statement which more fully explains the proposed reverse split. Only holders of record as of the close of business on October 31, 2005, will be entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

         THE BOARD OF DIRECTORS EMPHASIZES THE IMPORTANCE OF YOUR VOTE ON THE PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE BOARD HAS REVIEWED THE TERMS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE FORM OF PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   By Order of the Board of Directors,

                                   Alan I. Goldberg
                                   Corporate Secretary

                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2005
                                     9:00 AM

                  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Marlton Technologies, Inc. (the "Company" or "Marlton"), to be used at a Special Meeting of Shareholders to be held in the Pennsylvania Suite of the Doubletree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on December 19, 2005, commencing at 9:00 AM, and at any adjournments thereof (the "Special Meeting"). If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified by the shareholder. This proxy statement and form of proxy were first mailed or delivered to shareholders on or about November 8, 2005.

                  You are being asked to consider and vote on the following matters:

                  1. a proposal to amend the Company's Articles of Incorporation to effect a 1 for 5,000 reverse stock split (the "Reverse Split") of the Company's class of Common Stock (the "Common Stock"); and

                  2. the transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.

         As a result of the Reverse Split if approved, (i) each shareholder holding fewer than 5,000 shares of Common Stock will receive $1.25 per share in cash from the Company and will cease to be a Marlton shareholder; (ii) each shareholder holding greater than 5,000 shares of Common Stock will receive one share for every 5,000 shares they own and will receive $1.25 in cash for each share that would otherwise be converted into a fractional share as a result of the Reverse Split; and (iii) the number of shareholders of record of the Company will decrease to fewer than 300 holders so that the Company can deregister its Common Stock as a class under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and terminate the Company's public reporting obligation with the Securities and Exchange Commission (the "SEC").

THE REVERSE SPLIT DESCRIBED IN THIS PROXY STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE SPLIT NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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

                               SUMMARY TERM SHEET

                  The following summary term sheet, including the section entitled "Questions and Answers About the Special Meeting and the Reverse Split," emphasizes certain material details of the proposed Reverse Split. In addition to reviewing this summary term sheet, we strongly encourage you to read the more detailed description of the proposed transaction provided in this proxy statement. The date on which the Reverse Split takes effect is referred to herein as the "Effective Date."

REVERSE SPLIT                     The Board has unanimously approved the Reverse
                                  Split in order to reduce the Company's number of shareholders of record to fewer than 300 holders. If approved at the Special Meeting, shareholders who own fewer than 5,000 shares of Common Stock on the Effective Date will no longer be shareholders of the Company
                                  ("Discontinued Shareholders"). Shareholders holding more than 5,000 shares on the Effective Date will remain shareholders of the Company after the Reverse Split ("Continuing
                                  Shareholders"), but will receive payment for any fractional shares that would result from the Reverse Split. The shares we purchase will be cancelled and the outstanding shares eliminated by the Reverse Split will become authorized but unissued shares. See "PROPOSAL
                                  NO.1 - TO EFFECT A REVERSE STOCK SPLIT."

PAYMENT Discontinued Shareholders will receive $1.25 in cash per share as a result of the Reverse Split; Continuing Shareholders will receive the same cash consideration for any shares that would otherwise become fractional shares as a result of the Reverse Split. See "Effects on Shareholders with Fewer Than 5,000 Shares of Common Stock" and "Effects on Shareholders with 5,000 or More Shares of Common Stock."

SHAREHOLDER APPROVAL              Approval of the Reverse Split will require the
                                  affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special
                                  Meeting where a quorum is present. According to the bylaws of the Company, a quorum exists when at least a majority of the votes entitled to be cast on an issue are present at the meeting either in person or by proxy. Senior officers of the Company are record owners of approximately 43% of the outstanding shares of Common Stock and have indicated that they will vote to approve the Reverse Split. The transaction does not require the approval of a majority of the unaffiliated shareholders. See
                                  "PROPOSAL NO.1 - TO EFFECT A REVERSE STOCK
                                  SPLIT."

PURPOSE OF TRANSACTION            The Reverse Split represents the first step in
                                  the Company's plan to terminate its public reporting obligations under the Exchange Act by reducing the number of its shareholders of

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

                                  record to fewer than 300 holders, and
                                  deregistering its class of Common Stock from under the Exchange Act. See "Purposes and Advantages of the Reverse Split."

REASONS FOR TRANSACTION           The Board believes that the burdens of
                                  escalating costs and heightened disclosure obligations associated with being a public reporting company, particularly the pending internal control, audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOA"), and the limited trading market and analyst coverage for the Common Stock outweigh the perceived benefits of being a public reporting company.
                                  See "Purposes and Advantages of the Reverse
                                  Split."

SPECIAL COMMITTEE                 The Board appointed a Special Committee
                                  composed of three independent directors to consider and review the terms of the Reverse
                                  Split and to recommend the approval or
                                  rejection of the Reverse Split to the Board.
                                  The Special Committee retained the investment banking firm of Mufson Howe Hunter & Partners
                                  LLC ("MHH") as its financial advisor to
                                  evaluate and report on the fairness of the Reverse Split to unaffiliated shareholders.
                                  See "PROPOSAL NO.1 - TO EFFECT A REVERSE STOCK
                                  SPLIT - Background of the Proposal."

FAIRNESS OF TRANSACTION           MHH has rendered its opinion that the
                                  consideration is fair to unaffiliated
                                  shareholders. Based in part on that opinion, the Board believes that the consideration is fair to the Company's shareholders, including its unaffiliated shareholders, and recommends that shareholders vote to approve the Reverse
                                  Split. See "Fairness of the Reverse Stock
                                  Split."

POTENTIAL CONFLICTS OF INTEREST   Our executive officers, directors and other
                                  affiliates may have interests in the
                                  transaction that are different from those of our shareholders generally. Most notably, the percentage beneficial ownership interests of all Continuing Shareholders, including our directors and executive officers, will increase slightly as a result of the Reverse
                                  Split. See "Special Interests of Affiliated
                                  Persons in the Transaction" and "Securities
                                  Ownership of Certain Beneficial Owners and
                                  Management."

DISSENTERS' OR APPRAISAL RIGHTS   Shareholders who receive shares and/or cash in
                                  the Reverse Split do not have dissenters' or appraisal rights under Pennsylvania law. The
                                  Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse
                                  Split. See "Appraisal and Dissenters' Rights."

TRADING MARKET                    After the Company deregisters its Common Stock
                                  from under the Exchange Act, the Company will no longer be eligible to

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

                                  list its shares on the American Stock Exchange (the "Amex"). As a result of the delisting, the Common Stock will no longer be quoted or traded on Amex but may be traded on the over-the-counter market and be quoted in the Pink Sheets, although no assurances in this regard can be made.

FINAL BOARD APPROVAL              The Board adopted all of the resolutions
                                  necessary to effectuate the Reverse Split at its meeting on November 4, 2005. If the proposal is approved by the shareholders, the Board would still retain the authority to determine whether to effect the Reverse Split.
                                  While it is unlikely that it would do so, the Board could elect to delay or even abandon the Reverse Split without further action by shareholders. The Board has not identified any specific contingencies which might lead to the delay or abandonment of the Reverse Split, and any such decision would most likely occur only as the result of an extraordinary event outside of the ordinary course of business. If approved by the shareholders, the Board's intention is to complete the Reverse Split so that the Company has less than 300 holders of record on January 1, 2006. See "PROPOSAL NO.1
                                  - TO EFFECT A REVERSE STOCK SPLIT."


CERTIFICATES                      Shareholders should not send stock
                                  certificates to the Company at this time. If the Reverse Split is approved and effected, shareholders will be notified about forwarding certificates and receiving payment and replacement certificates.

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

               QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
                                THE REVERSE SPLIT

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

          A:   The Special Meeting will be held in the Pennsylvania Suite of the
Double Tree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on December 19, 2005 at 9:00 AM.

Q:   WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

          A:   Shareholders will be asked to vote on a proposal to approve the
Reverse Split, and to transact such other business as may properly come before the meeting.

Q:   WHY IS THE REVERSE SPLIT BEING PROPOSED?

          A:   If completed, the Reverse Split would reduce the number of shareholders of record to fewer than 300 holders and would allow the Company to deregister its class of Common Stock under the Exchange Act and terminate its public company reporting obligations. As a result, the Company would no longer be obligated to comply with the SEC's public company reporting requirements or the existing and the new SOA provisions.

Q:   WHAT ARE THE ADVANTAGES OF DEREGISTERING?

          A:   The following list enumerates the benefits of deregistration from the Exchange Act.

          o Elimination of the Company's estimated annual public company expenses of $303,000 for the preparation and filing of disclosure documents under the Exchange Act with the SEC, including incremental audit and accounting costs.

          o Elimination of the cost of compliance with SOA and related regulations, including in particular SOA Section 404, which requires public reporting companies to establish costly systems of internal controls over financial reporting and provide annual assessments of the efficacy of such controls. The Company estimates that these costs would be $50,000 annually, as well as an initial SOA 404 compliance expense of $150,000 to be incurred in the Company's 2006 fiscal year.

          o Increased protection of sensitive customer and commercial or financial information from disclosure to current and future competitors.

          o The opportunity for our shareholders who hold fewer than 5,000 shares immediately before the Reverse Split to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

          o Provide our Company's management with the time and resources to focus on the achievement of the Company's strategic business objectives rather than meeting public company reporting obligations.

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

Q:   WHAT ARE THE DISADVANTAGES OF DEREGISTERING?

          A:   The following list enumerates the disadvantages of deregistration from the Exchange Act.

          o Discontinued Shareholders will not have an opportunity to liquidate their shares after the Reverse Split at a time and for a price of their own choosing; instead, they will receive a pre-determined amount of cash for their shares and will no longer be our shareholders with the opportunity to participate in or benefit from any future potential appreciation in our value.

          o Continuing Shareholders will not be able to readily access information regarding the Company and its operations from publicly available materials filed with the SEC or Amex following the Reverse Split.

          o Our shares may experience a further reduction in liquidity as a result of their delisting from trading on Amex.

          o Equity-based compensation, such as stock options, may be perceived to have less value due to our status as a non-reporting company. This may adversely effect our ability to recruit key employees.

          o Our Common Stock may become less attractive as consideration for acquisitions of other operating companies or assets.

          o The Company will be less able to access the public markets for additional financing in the future.

Q: IS IT POSSIBLE THAT THE NUMBER OF HOLDERS OF RECORD WILL INCREASE, THEREBY MAKING US A REPORTING COMPANY AGAIN?

          A:   We would have to re-register under the Exchange Act if the number of holders of record of our Common Stock exceeds 300 holders of record on January 1 of any subsequent year. After the Reverse Split is effected, we may attempt to repurchase any shares of Common Stock proposed to be transferred by a Continuing Shareholder if such proposed transfer might cause the number of holders of record of our Common Stock to equal or exceed 300.

Q: IF I OWN FEWER THAN 5,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A SHAREHOLDER AFTER THE TRANSACTION?

          A:   If you currently own fewer than 5,000 shares of our Common Stock, you can continue to be a shareholder after the Effective Date by purchasing, in the open market or in private purchases, enough additional shares to cause you to own a minimum of 5,000 shares in a single account immediately prior to the Effective Date. There is no assurance, however, that any shares will be available for purchase prior to the Effective Date.

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

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 5,000 SHARES?

          A:   If you currently own 5,000 or more shares, you can receive cash for shares you own as of the Effective Date if you reduce your ownership to fewer than 5,000 shares by selling such shares in the open market or otherwise transferring them. There is no assurance, however, that any purchasers of shares will be available prior to the Effective Date.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 5,000 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 5,000 SHARES OF RECORD IN MY NAME AND FEWER THAN 5,000 SHARES WITH MY BROKER IN "STREET NAME"?

          A:   Holding shares in "street name" means that your brokerage firm holds your securities in its name or the name of another shareholder nominee rather than in your name, but your firm keeps records showing you as the real or beneficial owner. These shareholder nominees will advise our paying agent of the number and size of such nominees' beneficial owner accounts and the paying agent will forward to such nominees the number of whole shares and/or the corresponding cash amount in lieu of fractional shares for the benefit of each individual account. Shareholder nominees will not aggregate the holdings of the individual beneficial accounts they hold. Similarly, shareholder nominees will not aggregate the shares held by you in a beneficial account with any shares you may hold of record.

         An example of this would be that you have 1,000 shares registered in your own name with our transfer agent and you have 4,000 shares registered with your broker in street name. Accordingly, you are the beneficial owner of a total of 5,000 shares, but you do not own 5,000 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 1,000 shares you hold of record, and you will also receive cash for the 4,000 shares held in street name. You can avoid this result by consolidating your holdings of 5,000 or more shares into a single account prior to the Effective Date.

Q:   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

          A:   Shareholders who do not receive any cash as a result of the
Reverse Split should not recognize any gain or loss. For Continuing Shareholders, their tax basis in the shares of our Common Stock should change proportionally after the Reverse Split, but the holding period will remain the same. Shareholders who will be paid in cash for some or all of their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes if the shares were held for more than one year. Such gain or loss will be measured by the difference between the cash received by such shareholder and the aggregate adjusted tax basis of the shares of Common Stock that were cancelled in the transaction. Continuing Shareholders who received cash for fractional shares as a result of the Reverse Split may have dividend income. While we do not provide tax advice to any shareholder, a summary of the generally applicable material tax consequences of the Reverse Split can be found in the section "Federal Income Tax Consequences."

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

Q:   AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

          A:   Under the Pennsylvania Business Corporation Law of 1988, as
amended (the "PBCL"), statutory dissenters' or appraisal rights are not available in a reverse stock split transaction.

Q:   WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?

          A:   Based on the recommendation of the Special Committee and the report of MHH, the Board has determined that the Reverse Split is advisable and in the best interests of the Company and its shareholders. The Board has therefore unanimously approved the Reverse Split and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q:   WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT?

          A:   We estimate that the total cash outlay of the Reverse Split will be approximately $1,813,500, including the amount to be paid in lieu of fractional shares. This figure includes $251,000 in transaction expenses which we expect to incur, including the legal, accounting and financial advisor fees, and distribution costs, and $1,562,500 in cash to be paid for the shares. This total outlay could increase or decrease if the number of fractional shares that would otherwise be outstanding upon the Reverse Split changes as a result of purchases or sales of shares of our Common Stock prior to the Effective Date.

Q:   WHAT SHARES CAN I VOTE?

          A:   You may vote all shares of our Common Stock that you own as of the close of business on the record date, which is October 31, 2005. These shares include (1) shares held directly in your name as the holder of record, and (2) shares held for you in street name as the beneficial owner through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in a street name, you should contact your nominee prior to voting.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

          A:   No. If the Reverse Split is approved and consummated, we will send instructions on where to send your stock certificates and how you will receive any cash payments you may be entitled to receive.

Q:   CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

          A:   Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. For record owners, you may vote by signing your proxy card and mailing it in the enclosed, pre-addressed envelope or, for shares held in street name, by signing the voting instruction card sent to you by your broker or nominee and returning it as instructed. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted in favor of the Reverse Split.

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

Q:   CAN I CHANGE MY VOTE?

          A:   You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, proxies may be revoked at any time prior to being voted (i) by delivery of written notice to the Company's Corporate Secretary, (ii) by submission of a later dated proxy (which automatically revokes the earlier dated proxy card), or (iii) by revoking the proxy and voting in person at the Special Meeting. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote only by submitting new voting instructions to your broker or nominee. Shares held in street name may not be voted by you at the Special Meeting other than through voting instructions submitted to your broker or nominee before the meeting.

Q:   WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE SPLIT?

          A:   Under the PBCL, the presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding Marlton shares as of the record date is necessary to establish a quorum to consider the Reverse Split proposal. Approval of the Reverse Split will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Special Meeting.

Q:   HOW ARE VOTES COUNTED?

          A:   You may vote "FOR," "AGAINST" or "ABSTAIN" on the Reverse Split.
If you sign and date your proxy card with no further instructions, your shares will be voted "FOR" the approval of the transaction, all in accordance with the recommendations of our Board of Directors.

Q:   WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

          A:   We will announce preliminary voting results at the Special
Meeting and publish final results in a Current Report on Form 8-K filed with the SEC or by amending the Schedule 13E-3 filed in connection with the Reverse Split.

Q:   HOW WILL WE OPERATE AFTER THE TRANSACTION?

          A:   If the Reverse Split is approved and consummated, and assuming that we have fewer than 300 holders of record after the transaction, we would deregister under the Exchange Act and no longer be subject to the SEC's reporting and related requirements under the federal securities laws that are applicable to public reporting companies. The Common Stock would be delisted from trading on Amex and would be expected to trade in the over-the-counter market. We expect to otherwise conduct our business in accordance with our current operation.

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

                PROPOSAL NO. 1 -- TO EFFECT A REVERSE STOCK SPLIT

                  The Board of Directors is seeking the approval of the transaction discussed below. If approved by the shareholders, a 1 for 5,000 reverse stock split of our Common Stock will be effected. Shareholders who own less than 5,000 shares of Common Stock will receive $1.25 in cash per share and will cease to be shareholders of the Company. Shareholders who own more than 5,000 shares will continue as shareholders holding one (1) share for every 5,000 shares held prior to the Effective Date and receiving $1.25 in cash per share in lieu of any fractional shares. The shares we purchase will be retired and the outstanding shares eliminated by the Reverse Split will become authorized but unissued shares. As of [date of this proxy], there were 12,939,696 shares of Common Stock outstanding and held by approximately [holders] of record. Of these holders, approximately [#] hold of record fewer than 5,000 shares of Common Stock.

                  At the Special Meeting, the Board will ask the shareholders to vote upon proposed Articles of Amendment to amend the Company's Articles of Incorporation and effect the Reverse Split. The form of the proposed Articles of Amendment is attached as Exhibit A to this proxy statement.

SPECIAL FACTORS

PURPOSES AND ADVANTAGES OF THE REVERSE SPLIT

                  PURPOSE. The principal purpose of the Reverse Split is to decrease the number of holders of record of our Common Stock below 300 holders. This will:

         o allow termination of the registration of our Common Stock under the Exchange Act resulting in the suspension of our duties to file annual and quarterly reports, proxy statements and other filings with the SEC and to comply with SOA;

         o provide management more time to focus on the long term strategic objectives of the Company rather than on the frequent periodic filing requirements imposed on public reporting companies;

         o avoid required or inadvertent disclosure of the Company's sensitive commercial, financial and operating information to competitors and potential competitors; and

         o allow shareholders with under 5,000 shares to receive cash for their shares of our Common Stock at a fair price. We will pay all transaction costs incurred, allowing our shareholders to avoid brokerage commissions.

                  COST SAVINGS. Due in part to a series of highly-publicized corporate scandals and the resulting legislative action, the costs of maintaining public company status have increased dramatically in recent years. In particular, SOA has imposed a host of new compliance burdens upon public companies. These rapidly evolving obligations have translated into significant costs for reporting companies, including increased audit fees, securities counsel fees, outside director fees and greater potential liability faced by officers and directors. On top of the financial costs, compliance with these guidelines requires substantial amounts of time and attention from the members of our management team. As a relatively small publicly traded company, we feel that these mounting costs will detract from the financial success of our Company.

                  Our Board believes that, by deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize annual cost savings of approximately $503,000 in 2006, and $353,000 annually thereafter. These estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal and other fees required for publicly held companies,
(ii) the elimination of various internal costs associated with filing periodic reports with the SEC, (iii) the reduction or elimination of the cost of directors' and officers' liability insurance, (iv) the reduction or elimination of various administrative and other expenses, including printing, stock transfer and proxy solicitation expenses, and (v) the reallocation of management and personnel time. The additional $150,000 to be incurred in 2006 reflects the projected cost of the Company's initial compliance with SOA 404. The Company's annual cost estimates for other specific public company expenses are as follows:

    Estimated SOA 404 Compliance                                         50,000
    Amex Listing Fee                                                     20,000
    Incremental Audit Fees                                               60,000
    Incremental Directors' and Officers' Liability Insurance             25,000
    Transfer Agent Fees                                                  10,000
    Printing and Distribution Costs                                      15,000
    10-Q Accounting Costs                                                13,000
    Incremental Legal Expense                                            50,000
    Incremental Board and Committee Fees                                 10,000
    Incremental Internal Accounting and Legal Costs                     100,000
                                                                     -----------
    ESTIMATED TOTAL ANNUAL PUBLIC COMPANY EXPENSE                      $353,000
                                                                     ===========


                  OPERATIONAL FLEXIBILITY. Our Board believes that consummating the Reverse Split and ending our status as a public reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of public reporting status. Our Board believes that the Company will benefit more if its business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

                  COMPETITIVE PROTECTION. As a public reporting company, we are required to disclose information to the public, including to actual and potential competitors, that may be helpful to these competitors in challenging our business operations. Some of this information includes the identity of material customers, including the percentage of our business that originates from those customers, known trends and contingencies that may impact our operating results and the identity of key employees. These competitors and potential competitors can use that information against us in an effort to take market share, employees and customers away from us. Terminating our public company reporting obligation will help to protect that sensitive information from required or inadvertent disclosure.

DISADVANTAGES OF THE PROPOSAL

                  REDUCTION OF PUBLIC SALE OPPORTUNITIES FOR OUR SHAREHOLDERS. Following the transaction, we anticipate that the already limited market for shares of our Common Stock may be reduced or eliminated altogether. Our shareholders may no longer have the option of selling their shares of our Common Stock in a public market. While shares may be traded in the over-the-counter market and quoted in the Pink Sheets for some period of time, any such market for our Common Stock may be highly illiquid after the suspension of our periodic reporting obligations.

                  LOSS OF CERTAIN PUBLICLY AVAILABLE INFORMATION. Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC would be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor. While our Board acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our shareholders, our Board believes that the overall benefit to the Company to no longer being a public reporting company substantially outweighs the disadvantages to those shareholders.

                  POSSIBLE SIGNIFICANT DECLINE IN THE VALUE OF OUR SHARES. Because of the limited liquidity for the shares of our Common Stock following the consummation of the Reverse Split and the diminished opportunity for our shareholders to monitor actions of our management due to the lack of public information, continuing shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.

                  INABILITY TO PARTICIPATE IN ANY FUTURE INCREASES IN VALUE OF OUR COMMON STOCK. Discontinued Shareholders will have no further ownership interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares. Our Board of Directors determined that this factor does not make the transaction unfair to shareholders, because those shareholders who wish to remain shareholders after the Reverse Split can do so by acquiring additional shares so that they own at least 5,000 shares of our Common Stock before the Effective Date.

ALTERNATIVES TO THE REVERSE SPLIT

                  Upon concluding that the termination of its public reporting requirement represented an important strategic objective for the Company, the Board solicited the advice of legal counsel on the most advantageous means of accomplishing this objective. With the help of its legal counsel, the Board discussed a possible issuer tender offer for the Common Stock, but identified the Reverse Split as the preferred vehicle for its purpose. The Board eliminated a possible issuer tender offer because it did not offer adequate assurance of reducing the number of record holders of the Common Stock below the necessary threshold of 300. Without such assurance, the Board feared the possibility of a costly transaction that failed to achieve its intended result. The Board favored the precision of the Reverse Split, allowing them to predict the number of post-transaction shareholders based upon the specified split ratio. The Board and the Special Committee did not consider any other alternatives to the Reverse Split proposal.

EFFECTS ON SHAREHOLDERS WITH FEWER THAN 5,000 SHARES OF COMMON STOCK

         If the Reverse Split is approved and implemented, Discontinued Shareholders will:

         o not receive a fractional share of Common Stock as a result of the Reverse Split;

         o receive a cash payment in exchange for surrender of the shares of our Common Stock they held on the Effective Date in accordance with the procedures described in this proxy statement;

         o not be required to pay any service charges or brokerage commissions in connection with the Reverse Split;

         o not receive any interest on the cash payments made as a result of the Reverse Split; and

         o have no further ownership interest in our Company and no further voting rights.

                  Cash payments to Discontinued Shareholders as a result of the Reverse Split will be subject to income taxation if the cash payment exceeds a shareholder's tax basis. For a discussion of the federal income tax consequences of the Reverse Split, please see the section of this proxy statement entitled "Federal Income Tax Consequences."

                  If you do not currently hold at least 5,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the Reverse Split, you may do so by taking either of the following actions:

         o purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 5,000 shares of our Common Stock in your account on the Effective Date; or

         o if you hold an aggregate of 5,000 or more shares in one or more accounts, consolidate your accounts so that you hold at least 5,000 shares of our Common Stock in one account immediately before the Effective Date.

                  Either course of action will require you to act far enough in advance to ensure completion by the close of business on the day prior to the Effective Date.

EFFECTS ON SHAREHOLDERS WITH 5,000 OR MORE SHARES OF COMMON STOCK

         If the Reverse Split is consummated, Continuing Shareholders will:

         o continue to be our shareholders and will be the only persons entitled to vote as shareholders immediately after the consummation of the Reverse Split;

         o receive cash for any of their shares that would otherwise become fractional shares as a result of the Reverse Split; and

         o likely experience a reduction in liquidity (which may be significant) with respect to their shares of our Common Stock.

FAIRNESS OF THE REVERSE SPLIT

                  A Special Committee of the independent members of our Board of Directors has reviewed the purpose, structure, effects, advantages and disadvantages of the Reverse Split proposal and determined that the transaction is in the best interests of Marlton and is substantively and procedurally fair to unaffiliated holders of our Common Stock. The Special Committee did not assign a specific weight to each of the factors it considered in a formulaic fashion, but rather viewed each factor in light of the overall facts, circumstances and cost benefit analysis that led to initial proposal of the Reverse Split.

                  In their deliberations concerning the fairness of the proposed Reverse Split, the Special Committee, with the assistance of MHH, considered the then current trading price of the Common Stock (ranging from a high of $1.25 to a low of $.68 in the quarter ended June 30, 2005 and from a high of $1.56 to a low of $.70 during the third quarter through early September), the historical trading prices for the Common Stock (from a low of $.12 in October 2002 to a recent high of $1.56 in September 2005), the sporadic trading volume in the stock (average daily trading volume of only 7,000 shares with numerous days showing no trading at all and occasional spikes of over 50,000 shares traded on a single day), as well as the general lack of liquidity of the stock. The Special Committee also took note of the fact that no shareholders attended the Company's most recent annual meeting and less than ten unaffiliated shareholders attended the prior meeting. The current and historical trading prices of the Common Stock relate to the fairness of the transaction to unaffiliated shareholders because they provide some insight into how the market has valued the Company's shares historically. Since unaffiliated shareholders who are Discontinued Shareholders will no longer be able to directly participate in the financial success of the Company, the cash consideration paid to these shareholders as a result of the Reverse Split represents the final opportunity at a return on their investment. Although not a perfect measure, the trends over time in the market price of the Common Stock reflect changing perceptions about the Company's intrinsic value. The cash consideration of $1.25 is fair because it offers a premium over the prevailing trading price levels of the Common Stock over the past three years, excluding the anomalistic price spike in the Common Stock during the third quarter of this year, which proved temporary. The cash consideration of $1.25 represented a premium over the market price at the time of the Board's decision

                  The Special Committee did not consider, nor was there any effort made to calculate, net book value per share, liquidation values per share or going concern value per share because those measures were not believed by the committee to be meaningful or relevant for evaluating the fairness of the Reverse Split. Net book value was not considered relevant because it is an accounting measure better equipped to reflect historical costs than to evaluate current value. Liquidation value was not considered relevant since, under the circumstances, a liquidation of the Company's assets and distribution to its shareholders of the proceeds from the sale of those assets was not a viable alternative to the Reverse Split itself. "Going concern value" refers to the value of an operating business that would be greater than the sum of its assets were they sold separately because it includes intangibles such as goodwill, operating efficiencies, management and employee quality. The Special Committee did not believe it appropriate to consider any incremental value for the Company as a going concern since the Board had determined that the Company should remain as an independent company. Moreover, the Special Committee did not have the benefit of any firm offers made for the Company during the past two years to consider as part of its deliberations.

                  A discussion of other factors considered by the Special Committee and the Board in making the fairness determination follows.

                  PROCEDURAL FAIRNESS. The Special Committee did not obtain an unaffiliated stockholder representative to act on behalf of the unaffiliated shareholders and the approval of a majority of the unaffiliated holders of Common Stock is not required to authorize the transaction.

However, the Special Committee and the Board believe that the Reverse Split is procedurally fair because:

         o the Special Committee, which the Board established to review the Reverse Split proposal, consisted entirely of independent directors and has unanimously approved the transaction;

         o the transaction is being effected in accordance with the applicable requirements of Pennsylvania law;

         o the Special Committee retained the services of MHH to serve as financial advisor for the transaction and render an opinion as to the fairness of the cash consideration to be received by the unaffiliated shareholders receiving consideration in lieu of fractional shares;

         o the transaction is being submitted to a vote of Marlton shareholders and is subject to approval of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special Meeting;

         o affiliated and unaffiliated shareholders are treated equally under the Reverse Split proposal;

         o shareholders can increase, divide or otherwise adjust their existing holdings, prior to the Effective Date, so as either to retain some or all of their shares or to receive cash with respect to some or all of their shares; and

         o Discontinued Shareholders would likely have the option to repurchase shares of Marlton in the over-the-counter market.

                  The determination of the Special Committee was then reviewed by our Board of Directors which, based on the same factors considered by the Special Committee (i.e., current market prices for the Common Stock, historical market prices for the stock, the net book value per share, as well as the general lack of liquidity for the Common Stock) and the additional considerations described below, determined that the proposed Reverse Split was in the best interests of the Company and was fair to the Company's unaffiliated shareholders, including both those who are being cashed out as a result of the Reverse Split and those who will continue to be shareholders of the Company after the Reverse Split, and unanimously resolved to submit the Reverse Split to our shareholders for approval. Although the Board relied significantly on the review and deliberations of the Special Committee, the Board also reviewed each of the factors considered by the Special Committee in making its determination.

                  Of particular importance to the Board's determination of procedural fairness was the equal treatment of affiliated and unaffiliated shareholders. The Board noted that shareholders would receive the same cash consideration in the transaction, regardless of their affiliation with the Company. Although the Board considered the fact that shareholders would receive differing treatment based upon the size of their holdings, the Board did not feel that this aspect of the transaction impacted procedural fairness due to the ability of shareholders to adjust their holdings prior to the consummation of the transaction based upon their preferences. By announcing the transaction upon its adoption by the Board, the Board recognized that shareholders may alter their holdings with respect to the 5,000 share threshold and thereby determine whether or not they wish to remain Marlton shareholders or receive cash in exchange for their holdings.

                  SUBSTANTIVE FAIRNESS. In order to facilitate its consideration of the substantive fairness of the Reverse Split to unaffiliated shareholders, the Special Committee retained MHH to serve as its financial advisor in connection with the transaction. MHH performed a thorough due diligence review of the Company and its financial results and projections, including conversations with members of the Company's senior management. MHH also undertook an analysis of the valuation multiples and financial terms of recent mergers and acquisitions of other business service companies in comparison to similar data for Marlton. Based upon this review, MHH determined that $1.24 to $1.57 per share represented a fair range of values for the Common Stock. The Special Committee adopted this determination and the corresponding analysis in setting the proposed transaction consideration at $1.25 per share. The Special Committee collectively agreed on the per share consideration of $1.25 because it was within the range of fairness presented by MHH. Following its review of the Special Committee's determination and aided by the recommendation of the Special Committee and the analysis of MHH, both of which it adopted, the Board concluded that $1.25 was fair to the affiliated and unaffiliated shareholders of the Company. For more information on the fairness opinion, see "Opinion of Mufson Howe Hunter & Partners LLC."

                  In addition to receiving fair consideration for their shares, the Special Committee also considered the fact that Discontinued Shareholders and other shareholders receiving cash would get the benefit of selling their shares without paying brokerage fees or commissions. The Special Committee noted that this feature of the transaction weighed in favor of the overall substantive fairness of the Reverse Split because it allowed shareholders receiving cash to realize more value for their shares than a sale in the open market would afford them.

                  The Special Committee also considered the substantive fairness of the transaction to unaffiliated shareholders who would be Continuing Shareholders following the Reverse Split. The Special Committee and the Board found that the Reverse Split was substantively fair to these Continuing Shareholders as well. The Board reached this conclusion based on the fact that Continuing Shareholders would retain the ability to participate in the future profitability of the Company. Since a principal purpose behind the Reverse Split proposal was to eliminate its public company reporting obligations and thereby improve operational efficiency, the Special Committee and the Board reasoned that Continuing Shareholders could benefit from the long term cost savings resulting from this transaction. The Special Committee and the Board also considered that holders of over 5,000 Marlton shares would have the option to reduce their holdings below the transaction threshold before the Effective Date if they wished to receive the transaction consideration rather than continue to hold the Company's shares.

                  We have not made any special provision in connection with the Reverse Split to grant shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. Neither the Special Committee nor the Board of Directors determined that these steps were necessary to ensure the fairness of the Reverse Split. The Board of Directors believes that this proxy statement, together with our other filings with the SEC, provide adequate information for our shareholders to make an informed decision with respect to the transaction.

                  In light of the fairness opinion delivered by MHH, the recommendation of the Special Committee of independent directors, and thorough consideration of the advantages and disadvantages of the Reverse Split, the Board has determined that the transaction is in all respects fair to both affiliated and unaffiliated holders of our Common Stock.

OPINION OF MUFSON HOWE HUNTER & PARTNERS LLC

                  On September 22, 2005, MHH rendered its opinion to the Special Committee that the proposed price per share to be paid in connection with the reverse split of $1.25 is fair, from a financial point of view, to the shareholders, including the unaffiliated shareholders. The full text of MHH's opinion is attached as Exhibit B to this document. The fairness opinion and the supporting Special Committee Presentation delivered by MHH on September 13, 2005 are also available for inspection and copying at Marlton's principal executive offices located at 2828 Charter Road, Philadelphia, Pennsylvania 19154. Shareholders may also request that a copy of the fairness opinion or the Special Committee Presentation be mailed to them by sending a request to the Marlton Corporate Secretary at the address above. We encourage you to read MHH's opinion to understand the information reviewed, assumptions made, analyses prepared, and matters considered by MHH, as well as the limitation of its opinion.

                  MHH's opinion does not constitute a recommendation to Marlton shareholders as to how such shareholders should vote with respect to the Reverse Split.

                  The following is a summary of the Special Committee Presentation which includes the analyses that MHH prepared to support its opinion. In arriving at its opinion, MHH, among other things:

         (a) reviewed a draft of the preliminary proposal, as described in a draft of Marlton's proxy statement, dated September 16, 2005;

         (b) reviewed the Company's Quarterly Reports on Form 10-Q for the six and three months ended June 30, and March 31, 2005, respectively, and its Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002;

         (c) reviewed Marlton's detailed forecasts for the years ending December 31, 2005 and 2006 and summary forecasts for the years ending December 31, 2007, 2008 and 2009 and prepared discounted cash flow analyses from such forecasts;

         (d) discussed with members of the senior management of Marlton, the Company's business, operating results, financial condition and prospects;

         (e) compared stock prices, operating results, earnings estimates and financial condition of certain publicly-traded tradeshow design and marketing services companies which MHH deemed reasonably comparable to Marlton, to similar data for Marlton;

         (f) compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of certain tradeshow design and marketing services companies which MHH deemed reasonably comparable to Marlton, to similar data for Marlton;

         (g) compared premiums or discounts to recent share prices for certain recent reverse stock splits;

         (h) analyzed Marlton's stock price and volume trading history; and

         (i) reviewed certain other information and performed other analyses that MHH deemed appropriate.

                  In arriving at its opinion, MHH assumed that all information publicly available to it or furnished to it by the Company was accurate and complete. MHH is not aware of any facts or circumstances that would make such information inaccurate or misleading, but MHH has not independently verified and does not assume any responsibility or liability for such information. With respect to the forecasts furnished to MHH by the Company, MHH assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Marlton's management as to the future results of operations and financial condition of the Company. MHH conducted only a limited physical inspection of Marlton's facilities and did not appraise any of the assets of the Company. MHH has assumed that the Reverse Split will be completed as described herein, and has also assumed that all governmental, regulatory or other consents required to consummate the Reverse Split will be obtained without any material restrictions imposed on the Company. MHH's opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date MHH rendered its opinion.

                  In connection with rendering its opinion, MHH performed certain financial, comparative and other analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, MHH did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, MHH believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, MHH made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond MHH's control. Neither Marlton, MHH nor any other person assumes responsibility if future results differ materially from those assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.

                  PREMIUMS PAID ANALYSIS. MHH reviewed acquisition transactions of publicly-traded companies in the business services market since December 31, 2003. For each of these transactions, MHH compared the acquisition price with the closing prices per share of the acquired company one-month and one-week prior to the announcement of the transaction. For the one-month premiums, this resulted in a median premium of 25.1% since 2003, with a range of 14.6% to 34.0% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. For the one-week premiums, this resulted in a median premium of 22.3% since 2003, with a range of 13.0% to 32.3% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. In its analysis, MHH calculated both the median premium as well as a range of premiums which represented the middle-third (represented by the range of premiums between the thirty-third and sixty seventh percentiles) of premiums for all transactions reviewed. MHH selected the middle-third (often referred to in statistics as a quantile) as relevant to its analysis because it encompassed a representative set of specific values from the cumulative distribution of all values which were closest to the median, while at the same time demonstrating the width of the distribution of the premiums.

                  The use of percentile analysis, rather than a strict focus solely on a median value, is a common descriptive statistical technique utilized in financial analysis, as well as in other fields. For example, doctors typically use percentile analysis when examining infants for height and weight characteristics. Whereas simply limiting the doctor's analysis to the median, i.e. noting than an infant is above or below the median value in terms of weight for all infants would be of very little value in determining whether an infant was progressing normally or not, comparing the child's weight and determining whether such weight lay within the middle-third of all infant weights would result in a much more meaningful analysis.

                  Statisticians use a number of different quantiles, some of which have special names. For example, dividing a set into 100 quantiles results in "percentiles", dividing a set into 10 quantiles results in "deciles". However, in its analysis, MHH limited its analysis to the middle-third quantile.

                  MHH performed this calculation in order to address some of the inherent limitations in the median calculation, which by definition is limited to one data point. By analyzing a range of premiums, MHH was able to derive where a coagulation of premiums existed.

                  MHH included over 100 comparable transactions in its premiums paid analysis review. The following table lists the transaction which MHH reviewed, and the indicated one-month and one-week premiums.

    Date                                                    One-Month  One-Week
 Announced                  Target Company                   Premium    Premium
--------------------------------------------------------------------------------
  01/14/04  Bank One Corp.                                    16.1%      13.8%
  01/23/04  FreeMarkets Inc.                                  66.5%      27.3%
  02/02/04  Workflow Management Inc.                         -31.5%     -22.9%
  02/09/04  NetScreen Technologies Inc.                       25.0%      30.1%
  02/26/04  ILEX Oncology Inc.                                25.1%      32.5%
  03/01/04  Landacorp Inc.                                    -4.0%       1.3%
  03/02/04  Integrity Media Inc.                               5.0%       4.1%
  03/10/04  CGI-AMS Inc.                                       4.0%      11.3%
  03/11/04  Alcide Corp.                                      14.2%      10.1%
  03/15/04  InVision Technologies Inc.                        47.6%      48.9%
  03/25/04  Digitalthink Inc.                                 23.1%      25.0%
  03/26/04  Switchboard Inc.                                  32.9%      22.6%
  03/29/04  Tularik Inc.                                      40.8%      52.5%
  04/06/04  Barra Inc.                                        21.2%      16.6%
  04/06/04  Maxxzone.com Inc. (OTCBB:MAXZ)                   -60.0%     -73.7%
  04/08/04  TBA Global Events, Inc.                           30.8%      70.0%
  04/13/04  Group 1 Software Inc.                             52.8%      36.4%
  04/22/04  MedSource Technologies Inc.                       32.0%      19.1%
  04/26/04  Covansys Corp. (NasdaqNM:CVNS)                     2.7%      -8.3%
  04/26/04  Castle Dental Centers Inc.                       -59.0%     -59.0%
  04/29/04  OneSource Information Services Inc.                7.5%       7.1%
  05/04/04  Charter One Financial Inc.                        26.9%      30.9%
  05/11/04  Alternative Resources Corp.                       55.6%      75.0%
  05/11/04  Salus Holding Inc.                               -40.7%     -40.0%
  05/17/04  New England Business Service Inc.                 36.4%      43.1%
  05/18/04  Marsh Kroll                                       33.8%      33.0%
  05/24/04  NeighborCare Inc.                                 45.8%      79.2%

  05/26/04  WTC Industries Inc.                               32.9%      26.6%
  05/28/04  Aclara Biosciences Inc.                            8.8%      19.2%
  05/28/04  CompuCom Systems Inc.                            -18.3%       2.0%
  06/01/04  BHA Group Holdings Inc.                           19.7%      12.1%
  06/11/04  VLPS Lighting Services International Inc.         98.1%      95.8%
  06/14/04  QLT USA, Inc.                                     27.9%      26.4%
  06/15/04  Kontron Mobile Computing Inc.                     31.0%      34.2%
  06/15/04  Rainmaker Systems Inc. (NasdaqSC:RMKR)           -29.1%     -19.5%
  06/16/04  Exult Inc.                                         7.3%       2.4%
  06/17/04  Email Real Estate.com Inc. (OTCBB:EMLR)           60.0%     100.0%
  06/28/04  Information Holdings Inc.                          5.9%       8.4%
  06/29/04  Mariner Health Care Inc.                          87.3%      66.2%
  07/01/04  Inveresk Research Group Inc.                      26.4%      17.7%
  07/12/04  BA Merchant Services LLC                          -8.1%      -8.3%
  07/15/04  Modem Media Inc.                                  19.1%      36.3%
  07/15/04  NUI Corp.                                          0.7%      -1.3%
  07/22/04  AMC Entertainment Inc.                            38.3%      49.6%
  08/02/04  Cox Communications Inc.                           11.1%      10.0%
  08/02/04  Sportsline.com Inc.                                4.8%      14.3%
  08/09/04  Chronimed Inc.                                   -11.4%      -9.5%
  08/09/04  ZAMBA Corporation                                -28.7%      -9.0%
  08/12/04  BCM Corp.                                         25.0%      11.1%
  08/26/04  FNB Bankshares                                    73.2%      69.7%
  09/07/04  Epoch Biosciences Inc.                            25.9%      16.6%
  09/08/04  Landec Corp. (NasdaqNM:LNDC)                      37.1%      51.6%
  09/10/04  Security Capital Corp. (AMEX:SCC)                 39.8%      38.3%
  09/11/04  Grey Global Group Inc.                            21.8%      17.3%
  09/13/04  Metro-Goldwyn-Mayer Inc.                           3.8%       8.8%
  09/14/04  World Wide Motion Pictures Corp. (OTCBB:WWMO)     84.6%      71.4%
  09/17/04  Obie Media Corp.                                  68.7%      60.6%
  09/21/04  Braun Consulting Inc.                            120.8%     101.7%
  10/07/04  Anthony & Sylvan Pools Corp.                      34.2%      29.4%
  10/20/04  Boca Resorts Inc.                                 27.7%      30.9%
  11/06/04  Kindercare Learning Centers Inc.                 135.8%     135.8%
  11/08/04  Infonet Services Corp.                            23.4%      13.2%
  11/15/04  MarketWatch Inc.                                  42.2%      12.0%
  11/16/04  Sears Roebuck & Co.                               34.6%      17.7%
  11/22/04  Canterbury Consulting Group Inc. (OTCPK:CITI)     14.3%      -2.4%
  11/24/04  Ionics Inc.                                       60.6%      43.8%
  12/17/04  Dixon Ticonderoga Co.                             73.3%      10.6%
  12/17/04  Superior Consultant Holdings Corp.                25.0%      36.2%
  12/20/04  Public Service Enterprise Group Inc. (NYSE:PEG)   17.4%      18.8%
  12/27/04  META Group Inc.                                   85.9%      58.2%
  01/04/05  Education Lending Group Inc.                      35.1%      25.8%
  01/10/05  Fox Entertainment Group Inc.                     152.9%     145.1%
  01/22/05  ENV International N.V.                             7.4%      22.3%
  01/24/05  Alphasmart Inc.                                   25.0%      25.4%
  01/26/05  Magnum Hunter Resources Inc.                      29.6%      31.6%
  01/27/05  Gillette Co. (NYSE:G)                             21.3%      20.1%
  01/27/05  Danisco Genencor, Inc                              0.5%       2.0%
  01/27/05  Danisco Genencor, Inc                             -7.5%      -6.1%
  01/30/05  Pulitzer Inc.                                     -0.9%      -2.5%
  01/31/05  AT&T Corp. (NYSE:T)                                3.4%       9.0%
  02/15/05  Tickets.com Inc.                                  26.4%      57.1%
  02/22/05  Insurance Auto Auctions Inc.                      37.2%      34.4%
  02/28/05  NCRIC Group Inc.                                  -8.0%      -8.7%
  03/07/05  Insight Communications Co. Inc. (NasdaqNM:ICCI)   14.1%      24.8%
  03/09/05  Great Lakes Chemical Corp.                        13.9%      10.0%
  03/16/05  General Binding Corp. (NasdaqNM:GBND)            107.8%     107.8%
  03/20/05  Pinnacle Systems Inc.                             53.2%      57.2%

  03/25/05  Digital Impact Inc.                               87.2%      80.4%
  04/07/05  Neff Corp.                                       158.4%      67.6%
  04/14/05  Keith Companies Inc. (NasdaqNM:TKCI)              27.5%      27.1%
  05/02/05  Capital Properties Inc. (AMEX:CPI)                21.0%      22.3%
  05/06/05  Clear Channel Communications Inc. (NYSE:CCU)      -9.8%      -2.7%
  05/08/05  Cinergy Corp. (NYSE:CIN)                          14.6%      15.7%
  05/11/05  CUNO Inc.                                         47.6%      47.2%
  05/31/05  School Specialty Inc. (NasdaqNM:SCHS)             32.0%      26.2%
  06/03/05  Titan Corp.                                       24.7%       4.1%
  06/19/05  Cablevision Systems Corp. (NYSE:CVC)             -18.6%     -22.5%
  06/23/05  Improvenet Inc.                                   71.4%      33.3%
  07/10/05  IMS Health Inc. (NYSE:RX)                         17.1%      13.0%
  07/12/05  Coast Dental Services Inc. (OTCPK:CDEN)          160.2%     160.2%
  07/14/05  Correctional Services Corp. (NasdaqNM:CSCQ)      130.8%     112.0%
  07/18/05  Intermix Media Inc. (AMEX:MIX)                    78.4%      42.8%
  07/26/05  BroadVision Inc. (NasdaqNM:BVSN)                 -30.0%     -36.8%
  07/28/05  SS&C Technologies Inc. (NasdaqNM:SSNC)            36.2%      18.7%
  07/29/05  PRG-Schultz International Inc. (NasdaqNM:PRGX)    14.7%      22.9%
  08/08/05  Labone Inc. (NasdaqNM:LABS)                       10.5%      16.7%
  08/09/05  Register.com Inc. (NasdaqNM:RCOM)                 -2.0%       1.2%
  08/10/05  Fastclick Inc. (NasdaqNM:FSTC)                    21.6%      17.3%
  08/17/05  CyberGuard Corp. (NasdaqNM:CGFW)                  30.3%      14.3%
  08/23/05  Union Community Bancorp (NasdaqNM:UCBC)           69.0%      74.4%
  08/25/05  Liberty Corp. (NYSE:LC)                           25.6%      26.6%
  08/28/05  PanAmSat Holding Corporation (NYSE:PA)            28.3%      30.3%
  08/29/05  NDCHealth Corp. (NYSE:NDC)                       -39.1%     -39.7%

            Median                                            25.1%      22.3%
            33rd Percentile                                   14.6%      13.0%
            67th Percentile                                   34.0%      32.3%


                  MHH also reviewed 17 recent transactions which were announced during the past 6 months which MHH deemed comparable to the Marlton transaction. In connection with such analysis, MHH reviewed publicly available information of selected transactions involving reverse stock splits with a stated purpose similar to the Company's transaction. For each of these transactions, MHH determined the "cash out" price of the transaction with the closing price per share of the company one-month and one-week prior to the announcement of the transaction. For the one-month premiums, this resulted in a median premium of 22.4% for the examined transactions, with a range of 18.7% to 32.2% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. For the one-week premiums, this resulted in a median premium of 24.4% for the examined transactions, with a range of 14.9% to 31.1% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

                  The selected transactions involving reverse stock splits with a stated purpose similar to the Company's transaction, with their one-month and one-week premiums are listed below:

                                           One-Month   One-Week
Company                                     Premium     Premium
----------------------------------------------------------------
News Communications, Inc                      80.3%          NA
JB Oxford Holdings Inc.                       60.0%       24.9%
Liberate Technologies                         11.1%      -31.0%
American Education                             6.4%       40.1%
McRae Industries                              22.0%       23.9%

FFD Financial Corp                            24.1%       26.7%
Wellsford Real Properties                     43.1%       22.8%
Community Investor Bancorp                    17.3%       13.2%
Refocus Group Inc.                            52.2%       52.2%
Pioneer Oil & Gas                              3.4%       10.3%
Color Imaging                                134.0%       41.0%
United Systems Technology                     33.3%       31.1%
Synbiotics Corp                               30.0%       36.8%
Lynch Interactive Corp.                       22.4%       33.9%
Kaiser group Holdings, Inc                    18.4%        3.1%
Mercury Air Group                             19.4%       14.9%
Northeast Indiana Bancorp                     12.9%       13.5%

Median                                        22.4%       24.4%
33rd Percentile                               18.7%       14.9%
67th Percentile                               32.2%       31.1%

                  MHH applied these premiums to the Company's 5-day and 3-month volume weighted average price ("VWAP") of $1.394 and $1.064, respectively. This resulted in a range of indicated values of $1.20 to $1.87. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

                  COMPARABLE COMPANY ANALYSIS. In connection with its opinion, MHH compared certain financial information, including the market values and trading multiples of the Company, with similar information for publicly traded companies whose business MHH believed to be comparable to that of the Company. MHH noted that none of the companies used in this analysis were identical to the Company. Based on the market values of these companies, MHH determined various multiples of their latest 12 months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"). The companies used in the comparison along with the LTM EBITDA for each are set forth below.

                                              Enterprise Value to LTM
Company                                                EBITDA
-----------------------------------------------------------------------
Viad Corp                                               7.4x
GL Events                                              13.2x
Ambassadors International Inc.                         12.6x
Co-Active Marketing Group, Inc.                         7.4x

                  Using these multiples, MHH determined that that the range of EBITDA multiples was 7.4x to 13.2x, with a median of 10.0x. While none of the comparable companies is identical to the Company, Viad Corp. was determined by MHH to be the closest to the Company, and MHH took this into account when it determined the relevant range for Marlton to be 7.4x to 12.6x. MHH used a narrower range than the minimum and maximum values derived from its analysis because it determined that a meaningful analysis should eliminate extreme values and rather focus on a narrower range which it believes it to be a more representative sample of market indicators. Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $31.4 million to approximately $57.2 million. Consequently, the range of implied value per share was $1.22 to $2.40. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

                  COMPARABLE MERGERS & ACQUISITIONS ANALYSIS. Using publicly available information, MHH reviewed and compared the purchase prices and valuation multiples paid in twelve acquisitions of business services companies that MHH deemed comparable to the Company. While these acquisition transactions are different in nature than the reverse split transaction being proposed by the Company, MHH believes that the analysis was worthwhile because it provides useful valuation data which it utilized in arriving at its opinion. For companies which are thinly-traded, such as Marlton, comparable merger and acquisition analysis often provides a better indication of true market values because it indicates what a potential acquirer would be willing to pay for a control position in a company, rather than simply being a snapshot of the price at which a handful of shares are trading on a given day. In addition, merger and acquisition multiples are less susceptible to short-term swings in market sentiment than daily market valuations. Lastly, the comparable mergers and acquisition analysis was useful in the calculation of the exit multiples used in MHH's discounted cash flow analysis of the Company, as described below.

                  MHH calculated the enterprise values for each target company as a multiple of its LTM EBITDA. The range of EBITDA multiples was 6.2x to 11.0x, with a median of 8.3x. MHH determined the relevant range for Marlton to be 7.5x to 10.4x. MHH used a narrower range than the minimum and maximum values derived from its analysis because it determined that a meaningful analysis should eliminate extreme values and rather focus on a narrower range which it believes it to be a more representative sample of market indicators. In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's comparable mergers & acquisitions analysis. Therefore, it also calculated a median and range for companies with total transaction values under $100 million.

                  When only acquisitions with total transaction values under $100 million were taken into consideration, the range of EBITDA multiples was 6.2x to 11.0x, with a median of 7.5x. MHH determined the relevant range for Marlton to be 6.2x to 11.0x. In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's comparable mergers & acquisitions analysis. Therefore, it also calculated a median and range for companies with total transaction values under $100 million.

                  The twelve comparable merger and acquisition transactions reviewed are listed below.

                                                                   Transaction
                                                                     Value to
Target                                  Transaction Value ($mm)       EBITDA
--------------------------------------------------------------------------------
Sandrew Metronome Sverige                         $7.9                  NA
MediaNation Inc                                  $42.7                 6.2x
Showtime Enterprises Inc.                         $7.5                  NA
Expo-Volga EMG, LLC                               $1.5                  NA
Harrison Cowley North                             $7.4                  NA
Americam                                          $1.5                  NA
Genlyte Thomas Group LLC                        $1,075.0               8.3x
Vari-Lite, Inc.                                  $11.8                  NM
Sloane Group                                     $22.0                11.0x
Willey Brothers, Inc                             $30.0                 7.5x
Cunningham Graphics International, Inc.         $187.6                10.4x
Market Place Media, Inc.                         $30.0                  NA

Median (All transactions)                                              8.3x
Median (All transaction under $100 million transaction value)          7.5x

                  Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $26.3 million to approximately $49.9 million. Consequently, the range of implied value per share was $0.98 to $2.07. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

                  Given the limited number of comparable transactions, MHH also evaluated a much larger group of acquisitions which included all business services companies acquired since January 1, 2003. MHH calculated the enterprise values for each target company as a multiple of its LTM EBITDA.

                  In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's sampling. Therefore, it also calculated a median and range for companies with total transaction values under $100 million and total values under $50 million.

                  The transactions reviewed, with their total transaction value and transaction value as a multiple of EBITDA, are listed below.

                                                               Transaction Value
Target Company                                Transaction Value    to EBITDA
--------------------------------------------------------------------------------
Airborne, Inc.                                         $1,908.4        5.6x
Wallace Computer Services, Inc.                        $1,282.7        7.3x
Giga Information Group                                    $51.5        6.1x
EDO Professional Services                                 $41.8        6.5x
Hake Group                                                $52.2        3.4x
NCH Marketing Services, Inc.                              $75.8        6.0x
Insignia Financial Group                                 $447.4        5.8x
Multex.com, Inc.                                         $224.6       35.3x
Tetra Tech FW, Inc.                                      $128.0       20.8x
TherImmune Research Corporation                           $58.0       30.8x
Ross University                                          $378.0       15.5x
Whitman Education Group                                  $267.1       17.9x
Clayton Homes, Inc.                                    $1,867.4        7.2x
Guideline Research Corporation                             $5.9       21.2x
National Service Industries, Inc.                        $113.8        4.6x
Predictive Systems, Inc.                                  $19.2        0.0x
Hotels.com                                             $1,096.0        5.5x
Information Spectrum Inc.                                 $90.7       16.8x
Safeguard Business Systems                                $87.8        8.7x
Atlantic Data Services Inc.                               $32.3        2.0x
United Park City Mines Company                            $72.6       13.0x
Dwyer Group Inc., The                                     $51.5        8.8x
Southern Maryland Cable, Inc.                              $5.0        5.6x
Nexland, Inc.                                             $20.5       27.0x
Castle Dental Centers Inc.                                $49.7        6.0x

BCT International Inc.                                     $5.0        6.4x
Veridian Corporation                                   $1,510.0       18.0x
Layne Christensen Co. (NasdaqNM:LAYN)                     $47.4        5.6x
Seven Worldwide, Inc.                                    $258.5        6.2x
Judge Group, Inc., The                                     $9.7        5.7x
American Education Centers, Inc                          $114.9       25.2x
Kroll Factual Data, Inc.                                 $121.9        5.8x
Clayborn Contracting Group Inc.                            $1.8        3.4x
Kessler Rehabilitation Corporation                       $269.3        9.9x
RGII Technologies, Inc.                                   $35.6       17.4x
Edison Schools Inc.                                      $173.2       12.6x
Yahoo! Search Marketing Solutions                      $1,451.1       10.5x
Alterra Healthcare Corp.                                 $456.6       11.4x
PharmaResearch Corporation                                $46.6        6.5x
Data Junction Corporation                                 $51.7       15.8x
Information Resources Inc.                               $101.0        3.0x
Lehigh Press Inc., The                                   $110.0        7.8x
SOS Staffing Services Inc.                                $28.6        6.1x
SI/Baker                                                   $5.6       10.7x
Lexecon Inc.                                             $130.0        7.3x
International Consultants, Inc.                            $7.3        4.1x
Octagon Risk Services, Inc.                               $30.0        6.3x
Commission Junction, Inc.                                 $95.6       19.2x
SCB Computer Technology Inc.                              $74.0        7.0x
On-Site Sourcing Inc.                                     $25.0        6.7x
Digex, Inc.                                              $226.5       11.0x
Unirez, Inc.                                              $38.4        8.4x
First South Utility Construction, Inc.                    $73.8       11.3x
Great Lakes Dredge & Dock Corp.                          $518.4        8.7x
RMH Teleservices Inc.                                    $110.2        9.9x
Florida Recycling Services, Inc.                         $177.5       13.3x
Hall Kinion & Associates Inc.                             $66.9       34.7x
PlanVista Corp.                                          $231.5       23.0x
Delta Communications Group                                 $1.5        5.6x
Right Management Consultants Inc.                        $531.5        5.8x
Lockwood Green Engineers                                 $113.5        3.9x
Vitas Healthcare Corporation                             $430.8       15.5x
Lark Technologies Inc.                                    $25.4       10.8x
BioReliance Corp.                                        $517.5       21.4x
Protection One Inc. (OTCBB:PONN)                         $667.5       10.4x
Gundle/SLT Environmental Inc.                            $253.9        6.5x
Digital Support Corporation                                $6.5        5.5x
National Nephrology Associates, Inc.                     $341.0        9.4x
Web Service Company, Eastern U.S. Operations              $39.0       11.7x
Workflow Management Inc.                                 $228.7        7.0x
Critical Care Systems, Inc.                              $186.7       15.5x
Res-Care Inc. (NasdaqNM:RSCR)                            $337.2       10.5x
CGI-AMS Inc.                                             $828.1        9.3x
InteCap, Inc.                                            $140.9       13.9x
US Oncology Inc.                                       $1,579.8        8.0x
Comstock Images Inc.                                      $20.9       10.6x
Genisys Consulting Inc.                                    $8.9        6.9x
Group 1 Software Inc.                                    $350.0       12.2x

CoreFacts LLC                                             $15.5        5.2x
Covansys Corp. (NasdaqNM:CVNS)                           $289.7       14.8x
Castle Dental Centers Inc.                                $54.5        7.2x
IASIS Healthcare LLC                                   $1,412.9        8.4x
New England Business Service Inc.                        $798.4        9.6x
Marsh Kroll                                            $1,687.3       13.7x
Lason Inc.                                                $33.8        3.8x
WTC Industries Inc.                                       $85.4       11.7x
BHA Group Holdings Inc.                                  $286.0       11.4x
Performance Group, Inc.                                    $5.0        5.2x
Realen Homes LP                                          $133.7       18.8x
Exult Inc.                                               $797.6       20.5x
Access HealthSource, Inc.                                  $3.4        5.1x
Mariner Health Care Inc.                               $1,047.9       12.7x
Command Technologies Incorporated                         $51.2       11.2x
Inveresk Research Group Inc.                           $1,525.8       22.9x
Northeast Pain Management                                  $1.8        3.0x
Twofold Photos, Inc.                                      $72.0       25.7x
Modem Media Inc.                                         $224.9       14.1x
Vanguard Health Systems Inc.                           $2,336.1       14.7x
BCM Corp.                                                  $2.2       11.0x
Province Healthcare Co.                                $1,642.4       11.6x
Pharmakon, LLC                                            $27.7        4.1x
Digitalnet Holdings Inc.                                 $610.5       15.9x
Grey Global Group Inc.                                 $1,833.6        9.6x
Obie Media Corp.                                          $66.6       21.2x
Ranzal & Associates, Inc.                                  $5.2        3.1x
First Health Group Corp.                               $2,144.7        7.2x
Select Medical Corp.                                   $2,204.9        8.4x
Assisted Living Concepts Inc.                            $269.7       10.4x
Kindercare Learning Centers Inc.                       $1,004.6        6.5x
Executive Relocation Corporation                         $255.4       23.6x
Ionics Inc.                                            $1,303.4       25.8x
IESI Corp.                                               $930.0        9.9x
Fidelity National Information Services Inc.              $557.5        3.2x
Superior Consultant Holdings Corp.                       $113.3       12.4x
Dixon Ticonderoga Co.                                     $67.5        7.6x
META Group Inc.                                          $169.9       23.9x
RR Donnelley & Sons Co. (NYSE:RRD)                     $1,938.4       10.1x
Info Systems, Inc.                                        $12.8       11.1x
Insurance Auto Auctions Inc.                             $381.1       13.1x
Whitbread Technology Partners, Inc.                        $2.3        4.7x
General Binding Corp. (NasdaqNM:GBND)                    $737.6       10.0x
Ask Jeeves, Inc.                                       $2,021.0       22.7x
Comglobal Systems, Inc.                                   $47.4        7.9x
SunGard Data Systems Inc.                             $11,597.1       10.4x
Feanix Corporation                                        $44.1       17.6x
The Call Center, LLC                                       $5.4       14.6x
Analysts International Corp. (NasdaqNM:ANLY)              $88.0       10.6x
Keith Companies Inc. (NasdaqNM:TKCI)                     $173.4        8.6x
Nortel PEC Solutions                                     $494.7       14.6x
Renal Care Group Inc. (NYSE:RCI)                       $4,058.7       12.2x
Clear Channel Communications Inc. (NYSE:CCU)           $8,253.5       10.4x

CUNO Inc.                                              $1,371.0       21.0x
School Specialty Inc. (NasdaqNM:SCHS)                  $1,422.7       12.8x
IMS Health Inc. (NYSE:RX)                              $8,176.9       14.9x
Correctional Services Corp. (NasdaqNM:CSCQ)              $183.1       12.8x
PRG-Schultz International Inc. (NasdaqNM:PRGX)           $323.0       13.0x
Labone Inc. (NasdaqNM:LABS)                              $952.3       14.1x
Occupational Health & Rehabilitation Inc. (OTCBB:OHRI)    $62.4       12.6x
Bell Industries Inc. (AMEX:BI)                            $19.8       10.4x
NDCHealth Corp. (NYSE:NDC)                               $976.9       10.9x

Median (All Companies)                                                10.4x
33rd Percentile (All Companies)                                        7.4x
67th Percentile (All Companies)                                       12.6x

Median (Under $100 million)                                            7.4x
33rd Percentile (Under $100 million)                                   6.0x
67th Percentile (Under $100 million)                                  10.9x

Median (Under $50 million)                                             6.3x
33rd Percentile (Under $50 million)                                    5.5x
67th Percentile (Under $50 million)                                    8.1x


                  For all the transactions, this resulted in a median multiple of 10.4x since 2003, with a range of 7.4x to 12.6x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

                  For all the transactions under $100 million in transaction value, this resulted in a median multiple of 7.4x since 2003, with a range of 6.0x to 10.9x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

                  For all the transactions under $50 million in transaction value, this resulted in a median multiple of 6.3x since 2003, with a range of 5.5x to 8.1x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

                  Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $23.5 million to approximately $49.4 million. Consequently, the range of implied value per share was $0.84 to $2.04. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

                  DISCOUNTED CASH FLOW ANALYSIS. MHH prepared a discounted cash flow analysis to derive a range of values for Marlton utilizing projections through 2009 furnished to it by the management of Marlton. MHH calculated the present values of the projected free cash flows (net income plus depreciation and certain other non-cash expenses, less cash for working capital and capital expenditures) for the five months ended December 31, 2005 and the four fiscal years ending December 31, 2009 and the terminal value. The calculation of free cash flow is shown on the table below:

Dollars in thousands, except per share data

                                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------------------
                                                   HISTORICAL                               PROJECTED
                                                ------------------------------------------------------------------------------------
                                                     2005(1)          2006             2007             2008             2009
                                                ====================================================================================
Revenue (1)                                          $  35,127        $  93,576        $  98,536        $ 103,758        $ 109,257
EBITDA                                                   1,584            5,409            5,799            6,220            6,675
Less: Depreciation & Amortization                         (829)          (1,673)          (1,668)          (1,663)          (1,658)
                                                ====================================================================================
EBIT                                                       755            3,736            4,131            4,557            5,017
Less: Taxes                                               (302)          (1,494)          (1,652)          (1,823)          (2,007)
                                                                   -----------------------------------------------------------------
Tax-effected EBIT                                          453            2,241            2,478            2,734            3,010
Plus: Depreciation & Amortization                          829            1,673            1,668            1,663            1,658
Less: Capital Expenditures                                (601)          (1,015)          (1,427)          (1,438)          (1,497)
Less: Changes in Working Capital (a)                     1,642             (397)            (453)            (477)            (503)
Less: Decrease in long term
liabilities                                                (42)            (423)            (458)            (478)            (289)
                                                ------------------------------------------------------------------------------------

Free Cash Flow to the Firm (FCFF)                    $   2,281        $   2,080        $   1,809        $   2,004        $   2,380

TAX RATE                                                   40%              40%              40%              40%              40%

-----------------------
(1) 2005 financials include only August through December



                  To calculate a terminal value for Marlton at the end of the forecast period, MHH applied a range of 6.0 to 8.0 times projected year ending December 31, 2009 EBITDA. The range of multiples was arrived at by examining the range of historical M&A multiples for companies with transaction values under $100 million since 2000. For this period, the median transaction value as a multiple of EBITDA was 7.1x.

                  MHH used discount rates of 20.5 percent to 23.5 percent. The range of discount rates was arrived at by taking the sum of the recent risk-free 10-year interest rate of 4.2% to risk-premiums of 16.3% to 19.3%. The risk premiums were derived by taking the historical risk premium of common stocks of 7.6% (which premium was based on data provided by Ibbotson Associates) and multiplying it by a range of estimated betas of 0.85 and 1.25. To the resulting value, a micro-cap size premium of 9.8% was added, which size premium was based on data provided by Ibbotson Associates.

                  Based on the foregoing, MHH calculated the range of implied equity values per share for Marlton of $1.00 to $1.43 based on Marlton management's projections. The range of equity values is the result of calculated equity value per diluted share at the range of terminal value multiples and at the range of discount rates, and calculated the lowest (usually at the highest discount rate and lowest multiple) and highest (usually at the lowest discount rate and the highest multiple).

The range of values is shown on the table below. Enterprise values are expressed in thousands.

                                     ENTERPRISE VALUE
                            ---------------------------------
             DISCOUNT RATE        6.0x       7.0x       8.0x
             -------------  ---------------------------------
                 20.5%         $30,174    $33,708    $37,241
                 21.2%         $29,640    $33,098    $36,557
                 22.0%         $29,120    $32,505    $35,891
                 22.7%         $28,613    $31,928    $35,242
                 23.5%         $28,120    $31,366    $34,611


                             EQUITY VALUE PER DILUTED SHARE
                            ---------------------------------
             DISCOUNT RATE        6.0x       7.0x       8.0x
             -------------  ---------------------------------
                  20.5%          $1.09      $1.26      $1.43
                  21.2%          $1.07      $1.24      $1.40
                  22.0%          $1.04      $1.21      $1.37
                  22.7%          $1.02      $1.18      $1.34
                  23.5%          $1.00      $1.15      $1.31


                  The per share consideration of $1.25 offered to unaffiliated shareholders is within the range of $1.00 to $1.43 produced by this analysis.

                  CONCLUSION. Based upon the above analyses, MHH determined that $1.25 per share is fair, from a financial point of view, to the shareholders, including the unaffiliated shareholders.

                  MHH, as part of its financial advisory business, is frequently engaged in rendering financial advice in connection with mergers and acquisitions and was selected by the Board based upon its qualifications, reputation and experience in similar transactions. MHH has acted as the financial advisor to the Special Committee in connection with the proposed transaction and Marlton has agreed to pay MHH a fee of $75,000. Pursuant to the agreement between Marlton and MHH, $25,000 of the fee was to be paid as a retainer, $25,000 was to be paid when MHH orally delivered its opinion and the balance was to be paid upon the delivery of its written opinion to the Special Committee. In addition, the Company has agreed to reimburse MHH for its reasonable out-of-pocket expenses not to exceed $10,000. and to indemnify MHH against certain liabilities relating to or arising from this engagement.

SPECIAL INTERESTS OF AFFILIATED PERSONS IN THE TRANSACTION

                  In considering the recommendation of our Board with respect to the Reverse Split, our shareholders should be aware that our executive officers and directors have interests in the transaction which may differ from those of our shareholders generally. These interests may create potential conflicts of interest. After the Reverse Split, our executive officers and directors will face less legal exposure compared to public reporting company executive officers and directors. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board and our executive officers will be reduced after the Reverse Split.

                  As a result of the transaction, Continuing Shareholders, including our directors and executive officers, will generally experience a slight increase in their beneficial ownership as a percentage of the class of Common Stock. The percentage beneficial ownership of each director and executive officer will increase by a factor of approximately 11%, and the beneficial holdings of the directors and officers as a group will increase from 63.3% of the class before the transaction to 68.3% following effectiveness. The collective record holdings of the directors and executive officers will increase from 42.8% of the class before the Reverse Split, to approximately 48.4% after the transaction. Please see "Security Ownership of Certain Beneficial Owners and Management."

                  As with other Continuing Shareholders, our directors and executive officers will receive cash consideration of $1.25 for any shares that would otherwise become fractional shares as a result of the Reverse Split. The chart below shows the cash consideration which the Company estimates each director and executive officer will receive as a result of the Reverse Split.

Scott J. Tarte                                     $4,770
Jeffery K. Harrow                                   6,260
Robert B. Ginsburg                                  5,829
Alan I. Goldberg                                    5,689
Stephen P. Rolf                                     1,250


                  Outside directors Messrs. Agarwal, Oberwager and Vague own no shares directly and thus will not receive any cash consideration.

COSTS OF THE TRANSACTION AND SOURCE OF FUNDS

                  Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of October 31, 2005, and assuming that approximately 1,250,000 shares are cancelled, we estimate that the total funds required to consummate the Reverse Split will be around $1,813,500, of which approximately $1,562,500 will be used to pay the consideration to shareholders entitled to receive cash for their shares of our Common Stock and $251,000 will be used to pay the costs of the reverse stock split, as follows:


Legal, Accounting and Financial Advisor          $225,000
Special Meeting, Printing and Distribution         15,000
SEC Filing Fees and Press Releases                  1,000
Transfer Agent Fees                                10,000
                                               -----------
TOTAL TRANSACTION FEES                           $251,000
                                               ===========

                  We intend to the finance the Reverse Split through funds obtained from our revolving credit facility with Bank of America (the "Loan Facility"). This Loan Facility provides maximum borrowing capacity of $15,000,000 at a total effective interest rate of 6%. The Loan Facility restricts the Company's ability to pay dividends, and includes certain financial covenants including fixed charge coverage ratio and maximum capital expenditure amount. The Loan Facility is incorporated herein by reference to the Exhibits 10.21, 10.39, 10.40 and 10.41 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

                  The Company currently has about $7,000,000 in availability under the Loan Facility, and expects to have at least $3,000,000 in availability at year end. The Loan Facility prohibits any payment in respect of stock, redemption of stock and certain inter-company transfers of fund without the lender's consent. Although the proposed Reverse Split would violate these prohibitions if consummated, we have obtained the consent of the Bank of America (the "Consent Letter") to fund the transaction under the Loan Facility in accordance with the conditions contained in the Consent Letter. The Consent Letter provides that the Company must have at least $1,500,000 in availability under its borrowing formula following the consummation of the Reverse Split in order to fund the transaction under the Loan Facility. The Consent Letter is attached to the Schedule 13E-3 as Exhibit (b)(1.2).

                  Although the Company had initially secured a commitment from Messrs. Harrow and Tarte to provide back up financing in the event of insufficient availability under the Loan Facility, the Special Committee recently reviewed the funding availability under the Loan Facility and subsequently approved a decision by Messrs. Harrow and Tarte to withdraw their offer. While the Loan Facility presently has sufficient funds available to fully fund the Reverse Split, if circumstances change before the effective date of the Reverse Split and sufficient funds are not available, the Company will seek to amend its terms to provide the additional funding capacity. The Company does not otherwise have a specific plan in place to secure back up financing for the Reverse Split.

                  The Company does not have any specific plans in place to repay the funds borrowed to consummate the Reverse Split. In general, the Company plans to repay the funds with available cash from operations in accordance with the terms of the Loan Facility and the Consent Letter.

BACKGROUND OF THE PROPOSAL

                  In recent years, the disclosure obligations of public companies have been heightened by an increasingly complex process of complying with the Exchange Act's filing and reporting requirements. We incur substantial direct and indirect costs associated with the preparation and filing of the Exchange Act's reporting requirements imposed on public reporting companies. The financial costs and time demands associated with public reporting increased significantly with the implementation of SOA, including the significant costs and burdens of meeting the pending internal control evaluation and audit requirements of SOA Section 404. While the SEC has delayed the application of
Section 404 to non-accelerated filers like us until our 2007 fiscal year, the cost of implementing Section 404's internal control procedures is expected to be burdensome and costly for a small company like Marlton.

                  We will have to incur substantial costs in 2006 and each year thereafter to implement these procedures unless and until we deregister under the Exchange Act. Historically, we have also incurred substantial indirect costs as a result of the management time expended to prepare and review our public filings. These indirect costs are expected to increase under the SOA and Section 404 in particular.

                  Over the period since the implementation of these heightened disclosure requirements, the daily trading volume for our Common Stock has averaged approximately 10,000 shares, ranging from a large number of days with almost no trading at all to infrequent spikes of over 50,000 shares. The Board believes that the erratic trading volumes have resulted in a highly inefficient market for the Common Stock, with the trading price varying from a recent high of $1.56 to a low of $0.20 per share in 2002. This low trading volume and modest market capitalization have limited the Company's ability to use its Common Stock as a source of funding. The Company has not raised any capital through the sales of Common Stock in a public offering in over five years and has no plans to do so in the foreseeable future.

                  The Board has also determined that, given the Company's size, the absence of sustained interest from public investors and securities research analysts, and other factors, the Company has not enjoyed appreciable enhancement in its image which may result from reporting company status.

                  In light of these circumstances, our Board believes that it is in the best interest of the Company and its shareholders to undertake the Reverse Split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the SOA.

                  In 2002, upon the recommendation of a special committee of independent directors, our Board entered into in an agreement to merge the Company into an entity controlled by, among others, Messrs. Jeffery K. Harrow, Chairman of the Company's Board of Directors, Scott J. Tarte, Vice Chairman of the Board, Robert B. Ginsburg, President and Chief Executive Officer of the Company, and Alan I. Goldberg, General Counsel and Corporate Secretary of the Company. If consummated, the merger would have resulted in the Company ceasing to be a public reporting company. The group offered to terminate the merger transaction, however, after other parties approached the Board with varying inquiries or proposals to acquire the Company. The special committee, after considering and evaluating a number of factors relating to Marlton, including the offer to terminate the merger agreement and the other preliminary inquiries regarding possible acquisitions of Marlton, and after consulting with its independent financial advisor and counsel, recommended to the Board that it accept the proposal to terminate the merger agreement and that it not pursue discussions with the other parties. The Board accepted the recommendations of the special committee and executed an agreement terminating the proposed merger transaction.

                  While the Company's directors and officers have had informal discussions since 2002 about whether the Company was achieving the benefits of being a public reporting company when weighed against the costs of complying with the public company reporting obligations under the Exchange Act, the Board did not formally consider taking any steps to deregister the Common Stock until 2005. During this period, the Board remained consistent in its desire to remain an independent company.

                  In a meeting of the Board on August 4, 2005, with all the directors present, the Board began to formally discuss the possibility of terminating the Company's public reporting obligations with the SEC by deregistering its class of Common Stock from under the Exchange Act. In connection with its consideration of such deregistration, the Board sought the advice of outside counsel and was subsequently provided with a briefing on the mechanics of terminating its Exchange Act reporting obligation by means of a reverse stock split and on the deregistration process. Because the Board believed that future growth and further enhancement of shareholder value remain viable prospects for the Company, the Board determined that it remained in the best interests of the Company and a majority of its shareholders for the Company to continue as an independent company, but not as a public reporting company under the Exchange Act.

                  On August 8, 2005, at a meeting of the Board with all directors and counsel present, the Board established a Special Committee of independent directors to include Messrs. A.J. Agarwal, Washburn Oberwager and Richard Vague and charged it with the responsibility of reviewing a reverse stock split proposal to terminate the Company's public reporting obligations under the Exchange Act, and authorized it to engage a financial adviser and other consultants to review the fairness of such a transaction and the consideration to be paid to the Company's shareholders, including unaffiliated shareholders. Mr. Vague was elected by the Special Committee to act as its chairman. The Special Committee was empowered by the Board to consider any alternatives to achieve the objective of terminating the Company's Exchange Act reporting obligation that did not include the sale of the Company. At the meeting, the directors, counsel and management discussed potential investment banker candidates to review the fairness of the proposed consideration. The Special Committee selected three potential candidates and authorized its members to contact those firms for proposals.

                  On August 15, 2005, at a meeting of the Special Committee with all members present, the committee reviewed the materials provided and qualifications of the three candidates for investment banker adviser to the Special Committee, and listened to presentations by each candidate. The Special Committee was advised of any prior contacts with the candidates, noting that one candidate had provided a prior valuation of the Company in 2004 as part of the Board's overall strategic planning process and a founding member of another candidate had performed investment banking work for the Company when employed by a different investment banking firm in 2003. The Special Committee discussed each of the candidates in turn and determined that two out of the three had met the Special Committee's requirements to serve as its financial adviser.

                  On August 16, 2005, at a meeting of the Special Committee with all members and counsel present, the Special Committee reviewed the qualifications of the final two investment banker candidates and determined to select MHH to serve as its financial adviser, subject to clarification of the scope and cost of the representation with representatives of MHH. The committee authorized its chairman to contact MHH for the required clarification and to ask that representatives of MHH be prepared to address the committee at its next meeting.

                  On August 22, 2005, at a meeting of the Special Committee with all members present, as well as counsel and senior management of the Company by invitation of the committee, the Special Committee reviewed the results of its interviews with the investment banking candidates and its anticipated selection of MHH as its financial adviser. The Special Committee confirmed its selection of MHH to act as its investment banking adviser. Representatives of MHH were then asked to join the meeting and to provide an overview of their valuation process and schedule for rendering its advice to the committee.

                  On August 29, 2005, at a meeting of the Special Committee with all members present along with counsel and representatives of MHH, the committee reviewed and discussed the concept of a reverse stock split to terminate the Company's public reporting obligations. The committee also briefly discussed with counsel and MHH the possible use of an issuer tender offer, but noted that it could not ensure that the Company would be eligible to terminate its public reporting obligation. . The Special Committee also discussed the then current trading levels of the Common Stock, the possibility of a third party offer for the Company, SEC processing of the reverse split materials and the outlines of a fairness opinion from MHH as part of its review of the transaction. The Special Committee reaffirmed its desire to terminate the Company's public company reporting obligation, but to remain an independent company and not to put the Company up for sale. The Special Committee then asked its chairman to request preliminary terms of a reverse split from management as soon as possible. The Special Committee did not give any material consideration to other alternatives to terminating the Company's public reporting obligations, and it did not recommend a cash-out price as part of the Reverse Split.

                  At a meeting of the Special Committee on September 13, 2005, with all members present, as well as counsel, representatives of MHH and Messrs. Harrow and Goldberg , who attended at the request of the Special Committee, preliminary terms of the Reverse Split were presented by management and discussed, including a 5,000 to 1 ratio, a range of cash consideration values of $1.15 to $1.30 and a discussion of the source of funding for the Reverse Split. MHH noted during the discussion that, based upon its research, the volume-weighted average price of the Company's Common Stock during the previous one, three and six months periods was approximately $0.94 to $1.03 per share. The Special Committee was advised that the Company's primary lender had indicated informally that it would consent to the transaction and the Company could use its revolving credit facility to fund the transaction subject to conditions relating to its availability under its borrowing formula, but that its formal approval would be required. Mr. Harrow indicated to the Special Committee that he and Mr. Tarte would be willing to loan the Company any additional funds it may need to complete the payments to the shareholders receiving cash for their shares, on the same terms as the credit facility. In addition, MHH provided an oral presentation of recent going private transactions including the range of premiums paid in those transactions.

                  On September 19, 2005, at a meeting of the Special Committee with all members present, as well as counsel and representatives of MHH, the committee was provided with a review of the Reverse Split proposal by the MHH representatives, including a discussion of the recent trading activity and increase in stock price, noting that the stock price can move significantly higher or lower on relatively low trading volume. MHH representatives noted the negative growth of the Company for the last two of the previous three years, as well as improving general economic conditions, and presented its analysis of the proposal, using multiple methodologies, including premiums paid, comparable company, discounted cash flow and cost of capital procedures. MHH also noted the lack of many comparable companies to the business of the Company. Following a discussion with and questioning of MHH representatives by the Special Committee regarding MHH's evaluation procedures and results, the meeting was adjourned to later in the day. The meeting was subsequently reconvened and the discussion continued. Based upon the work product of MHH, the Special Committee instructed MHH to request a revised proposal from management that was within the range of fair values MHH had presented and above the trading price on the day proposed.

                  At a meeting on September 22, 2005 of all members of the Special Committee and the Board, as well as counsel and representatives of MHH and senior management, a revised proposal was presented by management, including the $1.25 cash-out price and a standby guaranty of funding. After discussion of the revised proposal by the Special Committee and MHH, the Board determined that the proposal was fair to the unaffiliated shareholders and approved the Reverse Split and determined to present the proposal to the shareholders for approval with its recommendation that the shareholders approve the Reverse Split. The Board retained the authority to terminate the transaction even after shareholder approval.

                  On November 9, 2005, the Special Committee convened a meeting to discuss the amount of available funds under the Loan Facility and to determine whether the Company still needed the back-up financing commitment extended by Messrs. Harrow and Tarte. After reviewing the terms of the Loan Facility, including the level of accounts receivables related to the Loan Facility, the Special Committee determined that the proffered back up financing was no longer necessary and terminated the back-up financing commitment. The Special Committee determined further that, while it did not have any specific back-up funding plans or proposals, in the event the

Loan Facility was insufficient to fully finance the Reverse Split, it would seek to renegotiate or request a waiver of the specific limiting provisions of the Loan Facility.

                  During the course of the Special Committee's consideration of the Reverse Split, it did not evaluate in any material fashion any split ratios other than the 1 for 5,000 ratio, which the Special Committee determined was sufficient to reduce the number of holders of record to below 300 holders.

FEDERAL INCOME TAX CONSEQUENCES

                  Summarized below are material federal income tax consequences to the Company and to our shareholders resulting from the Reverse Split, if consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, more commonly referred to as the Code, the Treasury Regulations, issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Split.

                  This summary does not address all aspects of the possible federal income tax consequences of the Reverse Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances nor to our shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse Split under any state, local or foreign tax laws.

                  We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to our shareholders as a result of the Reverse Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

                  This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

                  You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

                  We believe that the Reverse Split will be treated as a "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to us or to our shareholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free "recapitalization" treatment for federal income tax purposes.

                  SHAREHOLDERS WHO DO NOT RECEIVE CASH IN CONNECTION WITH THE REVERSE SPLIT. If you (1) continue to hold Common Stock directly immediately after the Reverse Split, and (2) you receive no cash as a result of the Reverse Split, you should not recognize any gain or loss in the Reverse Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the Reverse Split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the Reverse Split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the Reverse Split.

                  SHAREHOLDERS WHO RECEIVE CASH IN CONNECTION WITH THE REVERSE SPLIT. If you (1) receive cash in exchange for your shares as a result of the Reverse Split, (2) you do not continue to hold any Common Stock directly immediately after the Reverse Split, and (3) you are not related to any person or entity that holds Common Stock immediately after the Reverse Split, you will recognize capital gain or loss on the Reverse Split for federal income tax purposes, with such gain measured by the difference between the cash you received for your shares and your aggregate adjusted tax basis in those shares.

                  If you receive cash in exchange for some of your shares of our Common Stock as a result of the Reverse Split, but either continue to directly own stock immediately after the Reverse Split, or are related to a person or entity who continues to hold stock immediately after the Reverse Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

         o "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Reverse Split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a "meaningful reduction" given your particular facts and circumstances. In other cases, the Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test.

         o "SUBSTANTIALLY DISPROPORTIONATE REDEMPTION OF STOCK." The receipt of cash in the Reverse Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of our Common Stock owned by you (and by persons related to you) immediately after the Reverse Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the Reverse Split.

                  In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "CAPITAL GAIN AND LOSS" and "SPECIAL RATE FOR CERTAIN DIVIDENDS," below.

                  CAPITAL GAIN AND LOSS. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

                  SPECIAL RATE FOR CERTAIN DIVIDENDS. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate shareholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the dividend date, as determined under the Code, and
(iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

                  WITHHOLDING TAX ON NON U.S. PERSONS. If you are not a U.S. person (a "Non U.S. Person"), cash payments made to you that qualify as a dividend, as described above, may be subject to a withholding of a 30% U.S. tax. Cash payments that you receive from payment for fractional or odd lot shares are likely to be classified as a dividend because you are likely to have increased your percentage ownership in the Common Stock as a result of the Reverse Split. We will determine at the time of payment if we are required to withhold. You may reduce the rate of withholding if you provide us with a properly executed form W-8BEN on which you claim the benefits of an applicable tax treaty.

                  If the 30% (or reduced) tax withheld exceeds your actual U.S. tax liability, you may filed with the IRS for a refund.

                  BACKUP WITHHOLDING. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding at a rate of 28%.

                  As explained above, the amounts paid to you as a result of the Reverse Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

                  THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT IS GENERAL AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

APPRAISAL AND DISSENTERS' RIGHTS

                  The Pennsylvania Business Corporation Law of 1988, as amended, does not afford shareholders appraisal or dissenters' rights for a reverse stock split transaction. The Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse Split.

RECOMMENDATION OF THE BOARD

                  Our Board has unanimously determined that the Reverse Split is from all perspectives fair to, and in the best interests of, the Company and its shareholders. Members of the Board and executive officers of the Company own approximately 43% of the outstanding shares of Common Stock and have indicated that they will vote to approve the Reverse Split.

                  THEREFORE, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT ON THE ATTACHED PROXY.

                                   THE COMPANY

                  Marlton Technologies, Inc., through its Sparks Exhibits & Environments and Sparks Custom Retail subsidiaries, is engaged in the design, marketing and production of trade show, museum, theme park and themed interior exhibits, store fixtures, premium incentive plans, corporate events, and point of purchase displays, both domestically and internationally. Our executive offices are located at 2828 Charter Road, Philadelphia, Pennsylvania 19154 and our telephone number is (215) 676-6900.

RECENT DEVELOPMENTS

                 On March 15, 2005, Sparks Exhibits & Environments Corp., a subsidiary of the Company, acquired substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. (collectively "Showtime") from the Chapter 11 bankruptcy proceeding which Showtime had filed in January 2005. Showtime designed, marketed and produced trade show exhibits, point of purchase displays, museums and premium incentive plans. Showtime had sales of approximately $21 million in 2004. The aggregate purchase price was $6.3 million, comprised of $2.8 million paid in cash, $1.7 million for contingent royalty and percentage of sales payments, $1 million of long-term debt assumption and $0.8 million for stock warrants. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan. The Company's Audit Committee engaged the Company's registered public accounting firm to perform the required audit of Showtime's financial statements. It was subsequently determined that such audit could not be performed due to the unavailability of necessary documentation and personnel of Showtime due to the bankruptcy proceeding. The Company subsequently applied for a waiver of these financial statement requirements with the Office of Chief Accountant of the SEC, but the waiver was denied. The inability to file these audited financial statements would limit the Company's ability to engage in certain types of transactions requiring SEC review, including without limitation, public offerings and certain private offerings of securities and business combination transactions requiring shareholder approval.

MARKET INFORMATION FOR OUR COMMON STOCK

                  Our Common Stock trades on Amex under the symbol "MTY." The following table sets forth the quarterly high and low sales prices for our last two fiscal years and the first three quarters of this fiscal year.

--------------------------------------------------------------------------------
                                                      SALES PRICE ($)
--------------------------------------------------------------------------------
    FISCAL YEAR 2003                             HIGH                LOW
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    First Quarter                                 .33                .18
--------------------------------------------------------------------------------
    Second Quarter                                .40                .29
--------------------------------------------------------------------------------
    Third Quarter                                 .80                .38
--------------------------------------------------------------------------------
    Fourth Quarter                                .80                .42
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      SALES PRICE ($)
--------------------------------------------------------------------------------
    FISCAL YEAR 2004                             HIGH                LOW
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    First Quarter                                 .67                .45
--------------------------------------------------------------------------------
    Second Quarter                                .66                .45
--------------------------------------------------------------------------------
    Third Quarter                                 .70                .53
--------------------------------------------------------------------------------
    Fourth Quarter                                .98                .58
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      SALES PRICE ($)
--------------------------------------------------------------------------------
    FISCAL YEAR 2005                              HIGH                LOW
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    First Quarter                                1.48                .72
--------------------------------------------------------------------------------
    Second Quarter                               1.25                .68
--------------------------------------------------------------------------------
    Third Quarter                                1.56                .70
--------------------------------------------------------------------------------

DIVIDEND POLICY

                  No dividends were paid during the past two fiscal years. The Company currently intends to employ all available funds in the business. Future dividend policy will be determined in accordance with the financial requirements of the business. However, the Company's loan agreement provides that the Company may not pay dividends to its shareholders without the lender's prior written consent and also provides restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends, loans or advances.

DIRECTORS AND EXECUTIVE OFFICERS

                  Set forth below is information about our directors and executive officers, including their names, ages, all positions and offices held by each of them, the period during which each has served in his current role, and the principal occupations of each over the past five years.

                  JEFFREY K. HARROW, age 48, serves as our Chairman and has been a director and officer of the Company since November 2001. Mr. Harrow served as President and CEO of CMPExpress.com from 1999 through 2000. Mr. Harrow negotiated the sale of the CMPExpress.com business to Cyberian Outpost (Nasdaq ticker "COOL") in September 2000. From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, which was in 1998 the 6th largest travel management company in the United States. Mr. Harrow previously served as a board member for the Company and has served as a board member for Eastern Airlines Advisory Board, Cherry Hill National Bank (sold to Meridian Bank), and Hickory Travel Systems. Mr. Harrow is a graduate of George Washington University School of Government and Business Administration earning his B.B.S. in 1979.

                  A.J. AGARWAL, age 39, has been a director since 2001. Mr. Agarwal is a Senior Managing Director in the Mergers & Acquisitions Advisory Group for The Blackstone Group. Since joining Blackstone 1992, Mr. Agarwal has worked on a variety of mergers and acquisitions transactions (both in an advisory capacity and as a principal). Before joining Blackstone, Mr. Agarwal was with Bain & Company. Mr. Agarwal graduated from Princeton University magna cum laude and Phi Beta Kappa and received an MBA from Stanford University Graduate School of Business. He serves as a trustee of Princeton University's Foundation for Student Communication, the publisher of Business Today magazine.

                  WASHBURN OBERWAGER, age 58, has been a director since 2002. Mr. Oberwager was Chief Executive Officer and a co-owner from 1987 to 1999 of Western Sky Industries, Inc., a leading manufacturer of aircraft systems and components. This $170 million business was divested in 1999. Since that time, Mr. Oberwager has provided equity capital for high tech companies and has been a principal in Avery Galleries, which specializes in American paintings.

                  SCOTT J. TARTE, age 43, has served as an officer and director of the Company since November 2001 and is currently Vice Chairman of the Company. From January 2001 to November 2001, Mr. Tarte served as acting CEO of Medidata Solutions, a privately held technology company specializing in applications that streamline the data collection process for clinical trials of new drug compounds seeking FDA approval. From January 1988 to November 1998, Mr. Tarte was an owner and served as Chief Operating Officer of Travel One. Mr. Tarte oversaw all corporate operations and finance of the company, and shared responsibility for strategic planning with Mr. Harrow. In November 1998, Travel One was sold to the American Express Corporation. Mr. Tarte launched American Express One, a $3 billion travel division representing a consolidation of the prior Travel One organization and over $2 billion of legacy American Express business. In December 1999, Mr. Tarte resigned his position with American Express but agreed to remain as a paid consultant. Mr. Tarte graduated from the University of Pennsylvania with a B.A. in 1984 and he received his law degree from Fordham University in 1987.

                  RICHARD VAGUE, age 49, has been a director since 2001. Mr. Vague co-founded Juniper Financial in 1999, a direct consumer bank with advanced internet and wireless functionality. Mr. Vague is the Chairman and CEO of Juniper Financial. Prior to co-founding Juniper Financial, from 1985 to 1999, Mr. Vague was co-founder, Chairman and CEO of First USA, a credit card company that grew from a virtual start-up in 1985 to the largest VISA credit card issuer in the world. He also served as chairman of Paymentech, the merchant payment-processing subsidiary of First USA and is a former board member of VISA.

                  ROBERT B. GINSBURG, age 51, is our Chief Executive Officer and President and has served as an officer of the Company since August 1990. Mr. Ginsburg also served as a director of the Company from 1990 to 2004. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc. Mr. Ginsburg is a Certified Public Accountant.

                  ALAN I. GOLDBERG, age 53, is our General Counsel and Corporate Secretary and has served as an officer of the Company since August 1990. Mr. Goldberg also served as a director of the Company from 1991 to the 2004. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc. Mr. Goldberg is a corporate attorney.

                  STEPHEN P. ROLF, age 50, became Chief Financial Officer and Treasurer of the Company in January 2000. Mr. Rolf was employed from 1977 to December 1999 by Hunt Corporation, a New York Stock Exchange listed manufacturer and distributor of office and graphics products. Mr. Rolf worked in various financial capacities for Hunt Corporation, including Vice President and Controller.

                  Each director and executive officer is a citizen of the United States and may be contacted at the Company's executive offices at 2828 Charter Road, Philadelphia, Pennsylvania 19154, telephone number (215) 676-6900.

                  To the Company's knowledge, none of our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth information concerning the shares of Common Stock, beneficially owned as of October 31, 2005 by (i) the Company's directors; (ii) the Company's executive officers; (iii) the Company's directors and executive officers as a group; and (iv) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

-----------------------------------------------------------------------------------------------
                                               Shares of Common Stock             Percent of
                                                 Beneficially Owned              Class After
                                               Prior to Reverse Split           Reverse Split
-----------------------------------------------------------------------------------------------
Name and Address of Beneficial           No. of Shares           Percent of
Owners, Officers and Directors                                     Class

-----------------------------------------------------------------------------------------------
Scott J. Tarte                        11,021,844 (1) (3)             73.8            81.1

-----------------------------------------------------------------------------------------------
Jeffrey K. Harrow                     11,021,844 (2) (3)             73.8            81.1

-----------------------------------------------------------------------------------------------
Robert B. Ginsburg                    11,021,844 (3) (4) (5)         73.8            81.1

-----------------------------------------------------------------------------------------------
Alan I. Goldberg                      1,300,772 (5) (6)               9.4            10.5

-----------------------------------------------------------------------------------------------
A.J. Agarwal                          100,000 (7)                     -               -

-----------------------------------------------------------------------------------------------
Richard Vague                         100,000 (8)                     -               -

-----------------------------------------------------------------------------------------------
Washburn Oberwager                    100,000 (9)                     -               -

-----------------------------------------------------------------------------------------------
Stephen P. Rolf                       121,000 (10)                    -              1.1

-----------------------------------------------------------------------------------------------
All directors and executive           12,743,616 (11)                63.3%           68.3%
officers as a group (8 persons)

-----------------------------------------------------------------------------------------------
Lawrence Schan                        990,750 (12)                    7.7             8.7

-----------------------------------------------------------------------------------------------
Stanley D. Ginsburg                   815,467 (13)                    6.3             7.1

-----------------------------------------------------------------------------------------------
Ira Ingerman                          774,367 (14)                    6.0             6.7

-----------------------------------------------------------------------------------------------
Lombard Associates                    1,044,926 (15)                  8.1             9.1

-----------------------------------------------------------------------------------------------

(1) Includes an aggregate of 2,125,000 shares which Mr. Tarte may acquire upon the exercise of outstanding options and warrants.

(2) Includes an aggregate of 2,138,336 shares which Mr. Harrow may acquire upon the exercise of outstanding options and warrants.

(3) Messrs. Harrow, Tarte and R. Ginsburg (the "Agreement Group") are parties to a Stockholders' Agreement as described below. The Agreement Group may be deemed to have acquired beneficial ownership of 11,021,844 shares of Common Stock for purposes of Section 13(d) and 13(g) of the Exchange Act. Each member of the Agreement Group hereby disclaims beneficial ownership with respect to shares over which he does not have direct voting or dispositive powers, other than pursuant to the Stockholders' Agreement. This Stockholders' Agreement will not dictate the votes of Messrs. Harrow, Tarte and R. Ginsburg with regard to the Reverse Split proposal.

(4) Includes an aggregate of 1,630,021 shares which Mr. Ginsburg may acquire upon the exercise of outstanding options and warrants.

(5) Does not include for each of Messrs. Goldberg and Ginsburg 194,670 shares held by the Company's 401(k) Plan for the benefit of the Company's employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for his direct benefit as a participant in such plan.

(6) Includes an aggregate of 896,221 shares which Mr. Goldberg may acquire upon the exercise of outstanding options and warrants.

(7) Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire upon the exercise of outstanding options and warrants.

(8) Includes an aggregate of 100,000 shares which Mr. Vague may acquire upon the exercise of outstanding options and warrants.

(9) Includes an aggregate of 100,000 shares which Mr. Oberwager may acquire upon the exercise of outstanding options and warrants.

(10) Includes an aggregate of 120,000 shares which Mr. Rolf may acquire upon the exercise of outstanding options and warrants.

(11) Includes shares beneficially owned by Messrs. Harrow, Tarte, R. Ginsburg, Goldberg, Agarwal, Vague, Oberwager and Rolf. The address for each of the Company's executive officers and directors is 2828 Charter Road, Philadelphia, Pennsylvania, 19154.

(12)     Mr. Schan's address is: 507 Fishers Road, Bryn Mawr, PA 19010.

(13) Mr. Stanley Ginsburg's address is: 50 Belmont Ave., #1014, Bala Cynwyd, PA 19004.

(14)     Mr. Ingerman's address is: 1300 Centennial Road, Narbeth, PA 19072.

(15) Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr. and its address is: 115 East 62nd Street, New York, New York 10021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH AFFILIATES

                  The Company leases its principal facility in Philadelphia from 2828 Partnership L.P., a limited partnership whose general partners are Stanley Ginsburg (the father of Robert Ginsburg, our President and Chief Executive Officer) and Ira Ingerman, each a beneficial owner of more than five percent of our Common Stock. In 2004, the Company paid $771,025 pursuant to this lease.

STOCKHOLDERS' AGREEMENT

                  On November 20, 2001, Messrs. Tarte, Harrow and Robert Ginsburg and the Company entered into a Stockholders' Agreement pursuant to which, with certain exceptions, (i) Messrs. Tarte and Harrow have the right to designate that number of individuals as nominees (which nominees include Tarte and Harrow) for election as directors as shall represent a majority of the Company Board, (ii) Messrs. Tarte, Harrow and Ginsburg will vote their shares of Common Stock in favor of the Messrs. Tarte and Harrow designees and Mr. Ginsburg, (iii) without the prior written consent of Mr. Ginsburg, for a period of seven years following the effective date of the Stockholders' Agreement, Messrs. Tarte and Harrow agreed not to vote any of their shares of Common Stock in favor of (x) the merger of the Company, (y) the sale of substantially all of the Company's assets, or (z) the sale of all the shares of Common Stock, in the event that in connection with such transactions the shares of Common Stock are valued at less than $2.00 per share, (iv) Messrs. Tarte, Harrow and Ginsburg will recommend to the Board that it elect Mr. Harrow as the Chairman of the Board of the Company, Mr. Ginsburg as the President and Chief Executive Officer of the Company, and Mr. Tarte as the Vice Chairman of the Board of the Company and as the Chief Executive Officer of each subsidiary of the Company, and (v) Messrs. Tarte, Harrow and Ginsburg shall have a right of first refusal with respect to one another in connection with any sale of the shares of Common Stock held by them. The term of the Stockholders' Agreement is 20 years. For the Company's last Annual Meeting, Messrs. Tarte and Harrow did not designate any nominees for directors other than themselves. Due to the Amex's requirement that a majority of the Board be comprised of independent directors, Mr. Ginsburg has waived the Stockholders' Agreement requirement (and his employment agreement requirement) that Messrs. Tarte and Harrow vote for him as a nominee for director, as long as the Company provides him with Board observer rights allowing him to receive notice and all materials for Board meetings as provided to Board members and the right to attend Board meetings without any voting rights. This Stockholders" Agreement will not dictate the voting of Messrs. Tate, Harrow and Robert Ginsburg with respect to the Reverse Split proposal.

FINANCIAL STATEMENTS AND OTHER INFORMATION

                  The Company's financial information can be found in our Annual Report on Form 10-K for the year ended December 31, 2004, which is included as Exhibit C to this proxy statement, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which is included as Exhibit D to this proxy statement. Pro forma financial information showing the impact of the Reverse Split on the Company's balance sheet and income statement is attached as Exhibit E to this proxy statement.

                  The Company's book value per share as of the September 30, 2005 balance sheet was $.81 per share. The Company's ratio of earnings to fixed charges was 2.88 on September 20, 2005 and 3.64 as of December 31, 2004.

                                  OTHER MATTERS

PROXY SOLICITATION

                  The Company will bear the expense of the solicitation of proxies for use at the Special Meeting. In addition to solicitation of proxies by the mails, some of our officers and directors may solicit proxies by telephone, facsimile or personal interview without any additional remuneration. The Company will reimburse brokers, nominees, custodians and other fiduciaries for expenses in forwarding proxy materials to their principals.

"RULE 13e-3 TRANSACTION"

                  The Reverse Split described in this proxy statement is considered a "Rule 13e-3 transaction" as defined under the Exchange Act because it has the purpose or effect of reducing the number of record owners of the Common Stock to less than 300 persons and will lead to delisting of the Common Stock from trading on Amex. As required by the rules of the SEC, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC's website at http://www.sec.gov or by contacting the Company's Corporate Secretary at the address above.

PROXY REVOCATION AND VOTING OF SHARES

                  A properly executed proxy may be revoked at any time prior to it being voted (i) by delivery of written notice to the Company's Corporate Secretary, (ii) by submission of a later dated proxy, or (iii) by revoking the proxy and voting in person at the Special Meeting.

                  Only shareholders of record at the close of business on October 31, 2005 will be entitled to vote at the Special Meeting. On that date there were 12,939,696 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the shareholders for approval. A majority of the issued and outstanding shares of Common Stock eligible to vote must be represented in person or by proxy at the meeting to establish a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special Meeting is required to approve the Reverse Split and any other proposals which may properly come before the meeting or any adjournments thereof.

                  Abstentions, votes withheld, and broker non-votes will be counted for purposes of determining a quorum but will not be counted otherwise. Broker non-votes occur as to any particular proposal when a broker returns a proxy but does not have authority to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

                  As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. As explained above, the Schedule 13E-3, and any amendments or exhibits that it incorporates by reference, remain available for shareholder inspection. Statements made in this proxy statement, or any other document which this proxy statement incorporates by reference, should not necessarily be considered complete. Each such statement is qualified in its entirety by reference to that document filed as an exhibit with the SEC.

                  As a public company, we are currently subject to the informational reporting requirements of the Exchange Act. In compliance with this obligation, the Company files annual, quarterly and periodic reports, proxy statements and other communicative documents with the SEC. The SEC maintains a public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 where visitors may copy and read any document that we file with the SEC. You may call the SEC at 1-800-732-0330 to gain further information about the public reference room. Certain of our SEC filings are also available to the public through the SEC's website at http://www.sec.gov.

                  We have included with this proxy statement copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

OTHER MATTERS FOR THE MEETING

                  The Board knows of no other matters to be brought before the Special Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy will exercise their best judgment in voting the proxies solicited and received by the Company.

                                    EXHIBIT A

        Form of Articles of Amendment to the Marlton Technologies, Inc.
                           Articles of Incorporation

                                    EXHIBIT B

                  Opinion of Mufson Howe Hunter & Partners LLC

                                    EXHIBIT C

         Annual Report on Form 10-K for the Year Ended December 31, 2004

                                    EXHIBIT D

     Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005

                                    EXHIBIT E

                         Pro Forma Financial Statements

                  The audited financial statements of the Company for the year ended December 31, 2004, and the Company's unaudited financial statements as of, and for, the quarter ended September 30, 2005, have previously been filed with Securities and Exchange Commission on Form 10-K and Form 10-Q, respectively. The unaudited pro forma financial information presented is based on the estimates and information set forth herein and has been prepared utilizing the audited financial statements and notes thereto appearing in the Company's Form 10-K as for the year ended December 31, 2004, and the Company's unaudited financial statements and notes thereto appearing in the Company's Form 10-Q as of and for the quarter ended September 30, 2005. The unaudited pro forma financial information should be read in conjunction with the historical audited and unaudited financial statements of the Company, including the related notes thereto.

                  The following unaudited pro forma financial information of the Company is presented to give effect to a 1 for 5,000 reverse stock split, as described in the proxy statement. Pursuant to the reverse stock split, each 5,000 shares of Common Stock outstanding will be converted into one share of Common Stock with shareholders to receive $1.25 per share in cash consideration in lieu of any fractional shares.

                  The Company's unaudited pro forma statements of operations for the nine months ended September 30, 2005, and for the year ended December 31, 2004, and the unaudited pro forma balance sheet as of September 30, 2005, and for the year ended December 31, 2004, have been prepared as if the reverse stock split had occurred on January 1, 2004.

                  The accompanying financial statements are unaudited and are not necessarily indicative of the results that would have occurred if the transaction had occurred on January 1 of each year, or any particular date thereafter, nor do they purport to represent the financial position or results of operations that may be achieved by the Company in future periods.